UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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FERRO CORPORATION

(Name of Registrant as Specified in Its Charter)

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PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION

FERRO CORPORATION 6060 PARKLAND BOULEVARD, SUITE 250 MAYFIELD HEIGHTS, OHIO 44124 USA TELEPHONE: (216) 875-5600 FACSIMILE: (216) 875-5627 WEBSITE: www.ferro.com

March 19, 2015

Dear Shareholder:

I cordially invite you to attend the 2015 Annual Meeting of Shareholders of Ferro Corporation, which will be held on April 24, 2015. The meeting will be held at the Cleveland Marriott East, 26300 Harvard Road, Warrensville Heights, Ohio 44122, and will begin at 9:00 a.m. (Eastern Time). At the 2015 Annual Meeting, shareholders will (i) vote on the election of six Directors, (ii) vote on the management proposal regarding a change to the minimum size of the Board of Directors, (iii) vote on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015, (iv) vote in a non-binding advisory capacity to approve our named executive officer compensation, (v) vote on a shareholder proposal, if properly presented at the 2015 Annual Meeting, and (vi) transact such other business as may properly come before the 2015 Annual Meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on March 16, 2015 are entitled to vote at the 2015 Annual Meeting. Regardless of the number of shares you own, your vote is important. I urge you to vote as soon as possible by telephone, the Internet or by signing, dating and returning the enclosed proxy card by mail, even if you plan to attend the meeting.

I look forward to seeing you at the 2015 Annual Meeting.

Very truly yours,

PETER T. THOMAS
President and Chief Executive Officer

PROXY STATEMENT

This document is the Notice of Meeting and the Proxy Statement of the Board of Directors of Ferro Corporation (the “Board”) in connection with the 2015 Annual Meeting of Shareholders to be held on April 24, 2015, 9:00 a.m. (Eastern Time).

ABOUT THE ANNUAL MEETING OF SHAREHOLDERS

Who is soliciting my proxy with this Proxy Statement?

The Board of Directors of Ferro is soliciting your proxy in connection with Ferro’s 2015 Annual Meeting of Shareholders.

Where and when will the meeting be held?

This year’s meeting will be held on April 24, 2015, at the Cleveland Marriott East, 26300 Harvard Road, Warrensville Heights, Ohio 44122. The meeting will begin at 9:00 a.m. (Eastern Time).

What will be voted on at the meeting?

At the meeting, shareholders will be asked to approve the election of six Directors, approve an amendment to our Amended and Restated Code of Regulations to reduce the minimum size of the Board to six, approve the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2015, approve, in a non-binding advisory capacity, the Company’s named executive officer compensation, vote on a shareholder proposal, if properly presented at the 2015 Annual Meeting, and transact such other business as may properly come before the 2015 Annual Meeting or any adjournment or postponement thereof.

What if I wish to attend the meeting?

Attendance at the meeting is limited to the Company’s shareholders and its invited guests. If you wish to attend the meeting, you should so indicate on the enclosed attendance response card and return the card to Ferro. This will assist with meeting preparations and expedite your admission to the meeting. If you hold shares in your name, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares through a bank or broker (i.e., in “street name”), you also will need proof of ownership, such as a recent account statement or letter from your bank or broker, along with proper identification.

Even if you wish to attend the meeting, we urge you to cast your vote prior to the meeting using the enclosed proxy card or voting via the Internet or telephone. If you choose to vote in person at the meeting, it will revoke any previous proxy submitted. If you hold your shares in street name and wish to vote in person at the meeting, you must provide a legal proxy obtained from your bank or broker.

Please note that participants in the Ferro Corporation Savings and Stock Ownership Plan may not vote in person at the meeting, as only the Trustee of such Plan is authorized to vote shares held by participants on their behalf. (Please see “If I am a participant in the Ferro Corporation Savings and Stock Ownership Plan, how do I vote?” below.)

Who is entitled to vote at the meeting?

The record date for this meeting is March 16, 2015. On that date, Ferro had [—] shares of common stock (“Common Stock”) outstanding. Each of these shares will be entitled to one vote at the meeting. Stockholders may not cumulate votes in the election of directors.

If I am a shareholder of record of Common Stock, how do I vote?

If your shares are registered directly in your name with the Company’s transfer agent, Computershare Investor Services, LLC, you are considered the shareholder of record with respect to those shares and you may cast your vote in person at the meeting or by any one of the following ways:

By Telephone: You may call the toll-free number indicated on your proxy card. Follow the simple instructions and use the personalized control number specified on your proxy card to vote your shares. You will be able to confirm that your vote has been properly recorded. Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

Over the Internet: You may visit the website indicated on your proxy card. Follow the simple instructions and use the personalized control number specified on your proxy card to vote your shares. You will be able to confirm that your vote has been properly recorded. Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

By Mail: You may mark, sign and date the enclosed proxy card and return it in the postage-paid envelope provided.

If I am a beneficial owner of shares held in street name, how do I vote?

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the “beneficial owner” of shares held in “street name.” The organization holding your account is considered the shareholder of record for purposes of voting at the 2015 Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. If you request printed copies of these proxy materials by mail, you will receive a voting instruction form.

If I am a participant in the Ferro Corporation Savings and Stock Ownership Plan, how do I vote?

If you are a participant in the Ferro Corporation Savings and Stock Ownership Plan (the “Plan”), you have the right to instruct JPMorgan Chase Bank, as Trustee, to vote the shares allocated to your Plan account. If no instructions are given or if your voting instructions are not received by the deadline shown on the enclosed voting instruction form, the Trustee will vote the uninstructed shares in the same proportion in which it has received voting instructions.

What if I want to change my vote?

If you want to change your vote, you may revoke your proxy by:

o	Submitting your vote at a later time via the Internet or telephone;

o	Submitting a properly signed proxy card with a later date that is received at or prior to the 2015 Annual Meeting;

o	Attending the 2015 Annual Meeting and voting in person (if you do revoke your proxy during the meeting, it will not, of course, affect any vote that has already been taken); or

o	Providing notice, either in writing before the meeting to: Secretary, Ferro Corporation, 6060 Parkland Boulevard, Suite 250, Mayfield Heights, Ohio 44124 USA or at the meeting itself.

What if I submit a proxy without giving specific voting instructions?

If you properly submit a proxy without giving specific voting instructions, the individuals named as proxies on the proxy card will vote your shares:

o	FOR the election of the six nominees for Director named on page [—].

o	FOR the approval of the amendment to our Amended and Restated Code of Regulations to reduce the minimum size of the Board to six.

o	FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2015.

o	FOR the approval of the compensation of the Company’s named executive officers.

o	AGAINST the shareholder proposal.

o	In accordance with the best judgment of the individuals named as proxies on the proxy card on any other matters properly brought before the 2015 Annual Meeting.

Will my shares be voted if I do not provide my proxy?

If you are a registered shareholder and do not submit a proxy, you must attend the meeting in order to vote your shares.

If you hold shares in “street name,” your shares may be voted on certain matters even if you do not provide voting instructions to your bank or broker. Banks and brokers have the authority under the rules of the New York Stock Exchange (“NYSE”) to vote shares for which their customers do not provide voting instructions on certain routine matters. The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is considered a routine matter for which banks and brokers may vote without specific instructions from their customers. You must provide voting instructions to your bank or broker for your shares to be voted on all other matters presented at the 2015 Annual Meeting.

If you are a participant in the Plan and do not instruct JPMorgan Chase Bank, as Trustee, to vote the shares allocated to your Plan account, or if your voting instructions are not received by the deadline shown on the enclosed voting instruction form, the Trustee will vote the uninstructed shares in the same proportion in which it has received voting instructions

What should I do if I have questions?

If you have any questions or require any assistance with voting your shares of Common Stock, please contact our proxy solicitor, Innisfree M&A Incorporated, toll free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

PROPOSAL ONE: ELECTION OF DIRECTORS

At the 2015 Annual Meeting, the Shareholders will consider the election of six directors for terms ending in 2016. Previously, the Company divided its Board into three classes with each class having a minimum of three Directors who served for three-year terms each. At the 2014 Annual Meeting, the Shareholders approved an amendment to the Company’s Amended and Restated Code of Regulations to declassify the Board and provide that all Directors elected at or after the 2014 Annual Meeting of Shareholders be elected on an annual basis. Thus, the terms of the three Directors elected at the 2014 Annual Meeting, as well as the terms of the four Directors elected at the 2012 Annual Meeting, are expiring this year. The terms of the three Directors elected at the 2013 Annual Meeting will expire next year at the 2016 Annual Meeting of Shareholders, at which time all Directors will be elected annually.

The following pages contain information about Ferro’s Directors, including the nominees for re-election and the Directors whose terms will not expire at this meeting. For each of the Directors, the number of shares reported as “Common Stock Owned” is as of March 16, 2015, the record date for the 2015 Annual Meeting, and includes shares that the Director owns directly or indirectly as well as deferred stock units that are converted to Common Stock once a Director ceases to serve on the Board. Deferred stock units represent the right to receive shares of Common Stock when settled, but do not have any voting rights. The number of shares reported as “Common Stock Under Option” is as of March 16, 2015, and includes options that will be vested and exercisable as of May 15, 2015.

Nominees for Election at this Annual Meeting

The current terms of office of Richard J. Hipple, Gregory E. Hyland, Jennie S. Hwang, Ph.D., Peter T. Kong, William B. Lawrence, Timothy K. Pistell, and Peter T. Thomas will expire on the day of the 2015 Annual Meeting (as soon as they or their successors are elected). The Board, upon recommendation of the Governance & Nomination Committee of the Board, nominated Dr. Hwang and Messrs. Hipple, Hyland, Kong, Pistell and Thomas for re-election to the Board at this Annual Meeting. Mr. Lawrence has not been nominated for re-election as a Director at this Annual Meeting consistent with the retirement policy contained in the Company’s Corporate Governance Principles that Directors are expected to retire from the Board at the annual meeting following their 70th birthday. Each of the six Director nominees currently serves as a member of the Board. Following is information about the six Directors nominated by the Board for re-election at this Annual Meeting:

RICHARD J. HIPPLE
Age:	62
First Became a Ferro Director:	2007
Current Term Expires:	This Annual Meeting
Common Stock Owned:	60,900 shares
Common Stock Under Option:	0 shares
Committee Assignments:	Compensation Committee (Chair)

Biographical Information:

Mr. Hipple currently serves as the Chairman of the Board, President and Chief Executive Officer of Materion Corporation (formerly known as Brush Engineered Materials Inc.), a manufacturer of high-performance engineered materials. Mr. Hipple has served as Chairman of the Board and Chief Executive Officer of Materion since May 2006 and President of Materion since May 2005. Mr. Hipple was Vice President of Strip Products of Materion from July 2001 until May 2002, when he became President of Alloy Products of Materion. Prior to joining Materion, Mr. Hipple was President of LTV Steel Company, a business unit of the LTV Corporation.

Mr. Hipple also serves as a director of Key Corp., a bank-based financial services company.

GREGORY E. HYLAND
Age:	64
First Became a Ferro Director:	2009
Current Term Expires:	This Annual Meeting
Common Stock Owned:	50,300 shares
Common Stock Under Option:	0 shares
Committee Assignments:	Compensation Committee Governance & Nomination Committee

Biographical Information:

Mr. Hyland currently serves as Chairman, President and Chief Executive Officer of Mueller Water Products, Inc., a leading manufacturer and marketer of products and services used in the transmission, distribution and measurement of water in North America. Mr. Hyland assumed this position in December 2006 when Walter Industries, Inc. divested that business to its shareholders. From September 2005 until December 2006, Mr. Hyland served as Chairman, President and Chief Executive Officer of Walter Industries, Inc. Prior to that time, Mr. Hyland served as President, U.S. Fleet Management Solutions of Ryder System, Inc. from June 2005 to September 2005 and as Executive Vice President, U.S. Fleet Management Solutions of Ryder from October 2004 to June 2005. Mr. Hyland also has held executive positions with Tyco International and Textron Corporation.

JENNIE S. HWANG, Ph.D.
Age:	67
First Became a Ferro Director:	2001
Current Term Expires:	This Annual Meeting
Common Stock Owned:	63,025 shares
Common Stock Under Option:	7,000 shares
Committee Assignments:	Audit Committee Governance & Nomination Committee

Biographical Information:

Dr. Hwang has over 30 years of experience in materials, electronics, chemicals and coatings through her management and/or ownership of businesses. She currently serves as the president of H-Technologies Group, a firm that specializes in providing business and manufacturing solutions to the electronics and microelectronics industry. She was the CEO of International Electronic Materials Corporation (a manufacturing company she founded, which was later acquired). Dr. Hwang has held senior executive positions with Lockheed Martin Corp., Hanson, PLC (SCM Corp.) and The Sherwin-Williams Company.

She holds four academic degrees (Ph.D., M.S., M.A., B.S.) in materials engineering, science, liquid crystals and chemistry. She has served as Global President of the Surface Mount Technology Association and in other global leadership positions and is an international speaker and author of more than 450 publications and several textbooks on leading technologies, advanced manufacturing and global market thrusts. Dr. Hwang has been inducted into the National Academy of Engineering and International Hall of Fame (Women in Technology).

Dr. Hwang is a board member of 5N Plus, Inc., a Canada-based global supplier of specialty metal and chemical products for pharmaceutical, eco-friendly and advanced industrial applications, and Singapore Asahi Chemical Industries, Pte. Ltd., a Singapore-based chemical company, and she serves on the Board of Army Science and Technology, the Board of National Laboratory Assessment and the National Materials and Manufacturing Board. She also is the Chairman of the Board of Assessment Panels on Army Research Laboratory of the U.S. Department of Defense. Dr. Hwang formerly served on the board of Second Bancorp, Inc.

PETER T. KONG
Age:	64
First Became a Ferro Director:	2012
Current Term Expires:	This Annual Meeting
Common Stock Owned:	26,100 shares
Common Stock Under Option:	0 shares
Committee Assignments:	Audit Committee Governance & Nomination Committee

Biographical Information:

Mr. Kong served as the President of the Global Components business segment for Arrow Electronics, Inc., a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions, until December 31, 2013. Mr. Kong retired from Arrow Electronics, Inc. effective March 31, 2014. Prior to being named President of the Global Components business in May 2009, Mr. Kong served as President of Arrow Electronic, Inc.’s Asia-Pacific components business, overseeing strategy and operations in 11 countries and territories in that region.

From 1998 to 2006, Mr. Kong served as President of Asia-Pacific Operations for Lear Corp., a global automotive supplier, where he developed and implemented the company’s Asia-Pacific growth strategy. From 1993 to 1998, he was President of MAPS International, Inc., a consulting firm specializing in business development, strategy planning and operations management. Earlier in his career, he held leadership roles with automotive systems supplier Magna International, Inc., as well as Domtar, Inc., and Esso Chemicals.

Mr. Kong holds a master’s degree in business administration from the University of Toronto, a master’s degree in chemical engineering from the University of Wisconsin and a bachelor’s degree in chemical engineering from Washington State University.

Mr. Kong also serves as a director of Kulicke and Soffa Industries, Inc., a semiconductor and LED assembly equipment manufacturer, and Global Advanced Metals Pty Ltd., a leading supplier of tantalum products.

TIMOTHY K. PISTELL
Age:	67
First Became a Ferro Director:	2010
Current Term Expires:	This Annual Meeting
Common Stock Owned:	58,360 shares
Common Stock Under Option:	0 shares
Committee Assignments:	Audit Committee

Biographical Information:

Mr. Pistell served as the Executive Vice President–Finance & Administration and Chief Financial Officer of Parker-Hannifin Corporation, a leading diversified manufacturer of motion and control technologies and systems, until his retirement in 2011. Mr. Pistell was appointed the Executive Vice President–Finance & Administration in April 2005 and the Chief Financial Officer in April 2003. Prior to his appointment as Chief Financial Officer of Parker-Hannifin, Mr. Pistell served as the company’s Vice President–Treasurer from July 1993 to April 2003.

Mr. Pistell also serves as a director of Trans-Tech Energy, Inc., a designer, builder, installer and service provider of specialized storage systems for liquefied petroleum gas and natural gas liquids.

PETER T. THOMAS
Age:	59
First Became a Ferro Director:	2013
Current Term Expires:	This Annual Meeting
Common Stock Owned:	898,552 shares
Common Stock Under Option:	357,534 shares

Biographical Information:

Mr. Thomas was appointed President and Chief Executive Officer of Ferro and was elected to the Board in April 2013 after serving as interim President and Chief Executive Officer since November 2012. Mr. Thomas was elected Chairman of the Board in April 2014.

Prior to his appointment as interim President and Chief Executive Officer, Mr. Thomas served as the Operating Vice President of Ferro’s Polymer and Ceramic Engineered Materials Group, which included its Polymer Additives, Specialty Plastics, Tile Coatings, Porcelain Enamel, and Pharmaceuticals businesses. Mr. Thomas joined Ferro in 2000 as Director of Sales for Polymer Additives. Prior to joining Ferro, Mr. Thomas was Vice President of the Oleochemical-Derivatives business unit for Witco Corporation. He also held positions at Witco Corporation as Vice President of Sales and Global Market Director.

Mr. Thomas is a member of the International Pharmaceutical Excipients Council, Soap and Detergents Association, the Society of Plastics Engineers, and the American Production and Inventory Control Society. He also serves as a director of the Synthetic Organic Chemical Manufacturers Association.

Dr. Hwang and Messrs. Hipple, Hyland, Kong, Pistell and Thomas have each agreed to stand for re-election. While we have no reason to believe that any of these nominees will be unable or unwilling to serve at the time of the 2015 Annual Meeting, in the unlikely event any of them does not stand for re-election, the shares represented by proxy at the 2015 Annual Meeting may be voted for the election of a substitute nominee named by the Board.

Vote Required

The six nominees who receive the greatest number of votes cast by the shares present, in person or by proxy, and entitled to vote will be elected Directors. The Board has adopted the “Policy of the Board of Directors Relating to Majority Voting” pursuant to which, in the event of an uncontested election—an election in which the number of nominees for director does not exceed the number of directors to be elected—a nominee that receives a greater number of votes “withheld” from his or her election than votes “for” his or her election is expected to tender to the Governance & Nomination Committee his or her resignation as a director promptly following the certification of the election results. Abstentions and broker non-votes will not be considered as shares voted “for” or “withheld” in the election of nominees.

If you return a proxy card without giving specific voting instructions, then your shares will be voted “FOR” the election of Dr. Hwang and Messrs. Hipple, Hyland, Kong, Pistell and Thomas.

If you hold your shares in “street name” and do not provide specific voting instructions to the bank or broker or do not obtain a proxy from such bank or broker to vote those shares, then your shares will not be voted in the election of Directors.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the election of each of Dr. Hwang and Messrs. Hipple, Hyland, Kong, Pistell and Thomas. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board’s recommendation.

Directors Continuing in Office

The following are the Directors who will continue in office after the 2015 Annual Meeting:

DAVID A. LORBER
Age:	36
First Became a Ferro Director:	2013
Current Term Expires:	2016
Common Stock Owned:	36,128 shares
Common Stock Under Option:	0 shares
Committee Assignments:	Governance & Nomination Committee

Biographical Information:

Mr. Lorber is a Co-Founder of FrontFour Capital Group LLC, an investment adviser, and has served as a Portfolio Manager since January 2007. He is also a Co-Founder and Principal of FrontFour Capital Corp., an investment adviser. Previously, Mr. Lorber was a Senior Investment Analyst at Pirate Capital LLC, a hedge fund, from 2003 to 2006. He was an Analyst at Vantis Capital Management LLC, a money management firm and hedge fund, from 2001 to 2003 and an Associate at Cushman & Wakefield, Inc., a global real estate firm, from 2000 to 2001.

Mr. Lorber formerly served as a director of GenCorp Inc., a technology-based manufacturer of aerospace and defense products and systems with a real estate segment. Mr. Lorber also formerly served as a director of Huntingdon Capital Corp., a real estate company, and Fisher Communications Inc., a media company acquired by Sinclair Broadcast Group, Inc. in August 2013.

JEFFRY N. QUINN
Age:	56
First Became a Ferro Director:	2013
Current Term Expires:	2016
Common Stock Owned:	366,400 shares
Common Stock Under Option:	0 shares
Committee Assignments:	Compensation Committee

Biographical Information:

Mr. Quinn is the founder, Chairman and Chief Executive Officer of Quinpario Partners LLC, a privately owned investment and operating company focused on the specialty chemicals and performance materials sector, and, as of September 2014, the Chairman of the Board of Directors of Quinpario Acquisition Corp. 2, a special purpose acquisition company formed in July 2014. Mr. Quinn has over 25 years of experience with industrial companies in the areas of mining, refining and chemicals, including as President, Chief Executive Officer and Chairman of the Board of Solutia Inc., a global specialty chemical and performance materials company. At Solutia, Mr. Quinn served from May 2004 as the President and Chief Executive Officer and from February 2006 in the additional role of Chairman of the Board until 2012 when Solutia was acquired by Eastman Chemical Company.

Mr. Quinn has also served as Chairman of the Board of Jason Industries, Inc., a leader in the finishing, seating, components and automotive acoustics markets, since July 2014 and as a director of Tronox Limited, a producer and marketer of titanium ore and titanium dioxide pigment, and W.R. Grace & Co., a supplier of catalysts, engineered and packaging materials and specialty construction chemicals and building materials. Mr. Quinn formerly served as a director of SunEdison, Inc. (formerly MEMC Electronic Materials Inc.) and Tecumseh Products Company.

RONALD P. VARGO
Age:	61
First Became a Ferro Director:	2009
Current Term Expires:	2016
Common Stock Owned:	55,300 shares
Common Stock Under Option:	0 shares
Committee Assignments:	Audit Committee (Chair) Compensation Committee

Biographical Information:

Mr. Vargo served as Vice President and Chief Financial Officer of ICF International, a leading provider of consulting services and technology solutions to government and commercial clients, from April 2010 until May 2011. Prior to joining ICF International, Mr. Vargo served as the Executive Vice President and Chief Financial Officer of Electronic Data Systems (“EDS”) and served as a member of the EDS Executive Committee. Mr. Vargo joined EDS in 2004 as Vice President and Treasurer and was promoted to Chief Financial Officer in 2006. Before joining EDS, Mr. Vargo served as Corporate Treasurer and Vice President of Investor Relations at TRW Inc., now part of Northrop Grumman, until 2003. He began his career with General Electric in 1976 and also served in numerous leadership positions at BP plc (“BP”) and the Standard Oil Company, which was acquired by BP.

Mr. Vargo also serves as a director of EPAM Systems, Inc., a global IT services provider.

Board Meetings and Attendance

During 2014, the Board met nine times and each Director attended at least 75% of the total number of meetings of the Board and the committees on which he or she served. In accordance with Ferro’s Corporate Governance Guidelines, the Directors are encouraged to attend the Annual Meetings of Shareholders. All of the Directors attended the 2014 Annual Meeting.

CORPORATE GOVERNANCE

Corporate Governance

The Board of Directors and management believe that good corporate governance enhances investor confidence in Ferro and increases shareholder value. Representative steps Ferro has taken to fulfill its commitment to good corporate governance include, among others:

o	The Board has long followed, both formally and informally, corporate governance principles designed to ensure that the Board, through its membership, composition and committee structure, is able to provide informed, competent and independent oversight of the Company;

o	All of the non-management members of the Board are independent under Ferro’s Guidelines for Determining Director Independence, which meet or exceed the independence standards set forth by the NYSE. Only one member of the Board is a member of Company management;

o	All members of the Audit Committee, Compensation Committee, and Governance & Nomination Committee are independent under Ferro’s Guidelines for Determining Director Independence, which meet or exceed the independence standards set forth by the NYSE;

o	The non-management members of the Board met on multiple occasions without the presence of management after the Board’s meetings held during 2014;

o	The Audit Committee, Compensation Committee, and Governance & Nomination Committee also met without the presence of management on multiple occasions during 2014;

o	The Board has adopted a majority voting policy in uncontested elections that requires a director to tender his or her resignation if he or she does not receive a majority of votes “FOR” his or her election;

o	Each committee of the Board has a charter that clearly defines the committee’s role and responsibilities;

o	All Directors, officers and employees are responsible for complying with Ferro’s policies on business conduct and ethics;

o	The Board has implemented a Clawback Policy authorizing the Compensation Committee to recoup incentive-based compensation resulting from a material misstatement of financial results;

o	Ferro has a hotline available to all employees and our Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal accounting controls and auditing matters to encourage employees to report questionable activities to the legal department and Audit Committee;

o	Ferro’s internal audit function maintains critical oversight over key areas of Ferro’s business and financial processes and controls, and reports directly to the Audit Committee;

o	Ferro’s independent registered public accounting firm reports directly to the Audit Committee;

o	The Compensation Committee’s compensation consultant does not provide any additional services to Ferro other than those provided to the Compensation Committee;

o	Ferro has established procedures for shareholders to communicate directly and confidentially with the Lead Director or the non-management Directors;

o	Each Director on the Board owns shares of Common Stock; and

o	A portion of Director fees is paid in deferred stock units that must be held until the Director ceases to serve on the Board.

In addition, the Company’s Amended and Restated Code of Regulations was amended to opt out of the Ohio Control Share Acquisition Statute and to declassify the Board and elect all Directors annually.

Corporate Governance Principles

The Board has adopted Corporate Governance Principles, which are available on Ferro’s website (www.ferro.com) and are intended to ensure that Ferro’s Director qualifications, committee structure and overall Board processes facilitate good corporate governance and independent oversight of the Company’s management.

Director Independence

The Board has also adopted formal Guidelines for Determining Director Independence, which are available on Ferro’s website (www.ferro.com). The purpose of these Guidelines is to assist the Board in its evaluation of and determination regarding the independence of members of the Board. The Guidelines meet or exceed the standards set forth in section 303A of the NYSE listing standards, and the Board has determined that all Directors and Director nominees, other than Mr. Thomas, recommended by the Board qualify as “independent” under such Guidelines.

Majority Voting Policy

The Board has adopted the Policy of the Board of Directors Relating to Majority Voting (the “Majority Voting Policy”). Pursuant to the Majority Voting Policy, in the event of an uncontested election—an election in which the number of nominees for Director does not exceed the number of Directors to be elected—where a nominee for Director receives more votes “withheld” from his or her election than votes “for” his or her election, such Director is expected to tender to the Governance & Nomination Committee his or her resignation as a Director. The Governance & Nomination Committee of the Board will then consider each resignation tendered and recommend to the Board whether to accept or reject it. If the Board rejects the Director’s resignation, the Director will continue to serve for the remainder of his or her term and until his or her successor is duly elected, or his or her earlier death, resignation or removal. If the Board accepts the Director’s resignation, then the Board in its sole discretion may fill any resulting vacancy or may decrease the number of Directors comprising the Board. The Governance & Nomination Committee, in making its recommendation, and the Board, in making its decision, may consider any factors or other information that they consider appropriate.

Board Committees

The Board of Directors currently has three standing committees, which are the Audit Committee, the Compensation Committee, and the Governance & Nomination Committee. The Strategy Committee was disbanded in 2014.

Audit Committee

The Audit Committee assists the Board with oversight of the integrity of Ferro’s financial statements, compliance with legal and regulatory requirements relating to Ferro’s financial reports,

Ferro’s independent registered public accounting firm’s qualifications, independence and performance, the performance of the internal audit and risk management functions, compliance with legal and ethical policies and accounting practices and systems of internal controls. The Audit Committee is not, however, responsible for conducting audits, preparing financial statements or the accuracy of any financial statements or filings, all of which remain the responsibility of management and the Company’s independent registered public accounting firm. The Audit Committee’s charter may be found on Ferro’s website (www.ferro.com).

Dr. Hwang and Messrs. Kong, Pistell and Vargo served on the Audit Committee throughout 2014, with Mr. Vargo serving as the Chair. Each member of the Audit Committee is “independent” as required under section 301 of the Sarbanes-Oxley Act of 2002, as well as under the standards contained in section 303A of the NYSE’s listing standards and the Company’s Guidelines for Determining Director Independence. Two members of the Audit Committee qualify as “audit committee financial experts,” as defined in section 407 of the Sarbanes-Oxley Act and the SEC’s rules under that statute, and offered to be designated as such. The Board has designated Mr. Vargo as the “audit committee financial expert.” (Mr. Vargo’s biography is on page [—] above.) Each member of the Audit Committee has the requisite financial literacy required under section 303A of the NYSE listing standards to serve on the Audit Committee.

The Audit Committee met eight times in 2014. The Audit Committee’s report is on page [—] below.

Compensation Committee

The Compensation Committee is responsible for recommending policies for the compensation of Directors and setting the compensation of the Senior Management Committee, which is comprised of the Company’s executive officers. The Compensation Committee also oversees management’s administration of significant employee compensation and benefit plans. The Compensation Committee’s charter may be found on Ferro’s website (www.ferro.com).

Messrs. Hipple, Hyland, Lawrence, Quinn and Vargo served on the Compensation Committee throughout 2014, with Mr. Hipple serving as the Chair. Each member of the Compensation Committee is “independent” under the standards contained in section 303A of the NYSE’s listing standards and the Company’s Guidelines for Determining Director Independence.

The Compensation Committee met four times in 2014. The Compensation Committee’s report is on page [—] below.

The Compensation Committee retained Exequity LLP (the “Compensation Consultant”) to serve as its compensation consultant in 2014. The Compensation Consultant assisted with the design of pay plans and with reviewing the effectiveness and competitiveness of the Company’s compensation programs. The Compensation Consultant provided the Compensation Committee and management with market data on the compensation programs of peer companies. The Compensation Consultant did not provide any other services to the Company. To ensure that the Compensation Consultant’s consulting services remain independent and objective, the Compensation Committee and the Compensation Consultant have taken the following steps: (i) the Compensation Consultant reported directly to the Compensation Committee Chair; (ii) at least annually, the Compensation Committee conducts a review of the Compensation Consultant’s performance; and (iii) the Compensation Consultant’s fees were not linked to the size of the Company’s executive compensation programs. The Compensation Committee has reviewed the independence of the Compensation Consultant, including the “independence” factors contained in section 303A of the NYSE’s listing standards, and determined that the services provided by the Compensation Consultant do not raise any conflicts of interest.

The Chief Executive Officer (“CEO”) and Vice President, Human Resources make recommendations regarding compensation of the Senior Management Committee (other than for the CEO) based on competitive market data, internal pay equity, responsibilities and performance. The Compensation Committee makes all final determinations regarding executive compensation, including salary, bonus targets, equity awards, and related performance goals. From time to time, the Compensation Committee delegates to the CEO and Vice President, Human Resources authority to carry out certain administrative duties regarding the compensation programs, including grants of equity awards to non-executive employees and new hires. For more information on how executive compensation decisions are made, see the “Executive Compensation Discussion & Analysis” section beginning on page [—] below.

Governance & Nomination Committee

The Governance & Nomination Committee is responsible for recommending to the Board corporate governance principles, overseeing adherence to the Corporate Governance Principles adopted by the Board, recommending to the Board criteria and qualifications for new Board members, recommending to the Board nominees for election as Directors and recommending to the Board the composition and chairs of each committee. The Governance & Nomination Committee’s charter may be found on Ferro’s website (www.ferro.com).

Dr. Hwang and Messrs. Hyland, Kong, Lorber and Lawrence served on the Governance & Nomination Committee throughout 2014. Mr. Lawrence served as the Chair until April 2014 and thereafter Mr. Hyland served as the Chair. All members of this Committee meet the “independence” standards contained in section 303A of the NYSE’s listing standards and the Company’s Guidelines for Determining Director Independence.

The Governance & Nomination Committee met three times in 2014.

In its role as the nominating body for the Board, the Governance & Nomination Committee reviews the credentials of potential Director candidates (including potential candidates recommended by shareholders), conducts interviews, and makes formal recommendations to the Board for the annual and any interim election of Directors. In making its recommendations, pursuant to the Company’s Corporate Governance Principles, the Governance & Nomination Committee considers a variety of factors, including skills, independence, background, experience, diversity, and compatibility with existing Board members. The Governance & Nomination Committee may also consider such other factors as it deems appropriate in the best interests of the Company and its shareholders.

The Governance & Nomination Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. If any Board member is of retirement age or does not wish to continue in service, or if the Governance & Nomination Committee or the Board decides not to nominate a member for re-election, then the Committee identifies the desired skills and experience that it would like Director candidates to have in light of the criteria outlined above. The Governance & Nomination Committee then considers potential Director candidates that may be recommended by the Board, senior management, shareholders and consultants. All candidates, regardless of the source of the recommendation, are considered in the same manner.

The Governance & Nomination Committee considered each Director’s leadership experience, specific industry or manufacturing experience, and familiarity with global operations. The Directors hold or have held executive officer positions or serve or have served on boards of directors in organizations that have provided them experience in operations, management, risk management, governance and leadership development. The Board and the Governance & Nomination Committee believe that these skills and qualifications, combined with diverse backgrounds and the ability to work in a positive and collegial fashion, benefit Ferro and Ferro’s shareholders by creating a strong and effective Board. Set forth below are qualifications with respect to each Director nominee and continuing member of the Board:

Mr. Hipple has leadership and management experience with a business that produces and supplies high performance engineered materials globally. Mr. Hipple currently serves as chairman of the board, chief executive officer and president of a publicly traded company. He provides the Board with insight and experience leading an international public company comparable in size to Ferro. He also brings experience serving on the board of directors of other publicly traded companies.

Dr. Hwang has more than three decades of international business experience in materials, electronics, manufacturing, technology, chemicals and coatings through her management and/or ownership of businesses. She has served in a number of senior management positions, including president and chief executive officer, and has specialized knowledge of the materials industry. In addition, she has served on international advisory boards and the boards of both public and private companies. Dr. Hwang also brings to the Ferro Board her experience serving on other public company boards.

Mr. Hyland has comprehensive operations, sales and international experience in multiple industries, offering breadth of knowledge that benefits the Company’s business units. In addition, Mr. Hyland brings to the Board experience serving as the chairman, chief executive officer and president of another publicly traded company that sells, as Ferro does, into the building and construction industry.

Mr. Kong brings to the Board extensive international business and operations experience, including a deep understanding of the Asian and international business environment as a result of having lived and worked in Asia for several years. His experience includes business development, distribution, and operations management, including with businesses in the chemicals, automotive and electronic industries. Mr. Kong has served in a number of senior management positions in global companies and formerly oversaw a publicly traded company’s components business. He also brings experience from serving on other public company boards.

Mr. Lorber has significant financial, investment and real estate industry experience. He also brings to the Board experience in corporate governance and business oversight as a result of having served on other public company boards.

Mr. Pistell has extensive experience in corporate finance, treasury, international business and diversified manufacturing. In addition, Mr. Pistell has served in a number of senior management positions in accounting and finance including as the chief financial officer of a publicly traded global company.

Mr. Quinn has more than 25 years of experience with industrial companies. He has served in a number of senior management positions, including as president and chief executive officer, and has served as chairman of the board of a publicly traded chemical and materials company. In addition, Mr. Quinn serves as a member of the board of directors of other publicly traded companies.

Mr. Vargo has extensive experience in treasury, investor relations, business strategy, acquisitions and divestitures, finance, and operations in global corporations. In addition, Mr. Vargo has served in senior management positions at publicly traded companies, including as the chief financial officer of two publicly traded companies. Mr. Vargo also serves as a member of the board of another publicly traded company.

The Governance & Nomination Committee will consider candidates for Director who are recommended by shareholders in accordance with the advance notice provisions in the Company’s Code of Regulations. Shareholder recommendations must be submitted in writing to: Secretary, Ferro Corporation, 6060 Parkland Boulevard, Suite 250, Mayfield Heights, Ohio 44124 USA, not less than 90 nor more than 120 calendar days prior to the first anniversary of the date of the preceding year’s annual meeting of shareholders. The recommendation notice should include the information required by the Company’s Amended and Restated Code of Regulations, including, but not limited to, (a) certain biographical and share ownership information concerning the nominee and the shareholder proponent, (b) a description of any arrangements between the shareholder proponent (and certain affiliates) and any other person or entity with respect to the nomination, including the nominee, and (c) a written consent of the nominee to serve as a director of the Company, if elected, and a representation regarding the nominee’s voting commitments or actions as a director, as well as that the nominee will comply with the Company’s corporate governance and other policies, principles and guidelines. The Company may also require a candidate to furnish additional information regarding his or her eligibility and qualifications.

Strategy Committee

The Board established the Strategy Committee in May 2013 to assist the Board in evaluating strategies to enhance total shareholder return, including optimizing the Company’s capital structure, reviewing strategic proposals, reviewing the Company’s mix of businesses and improving operating performance. Messrs. Lawrence, Lorber, Pistell, Quinn and Vargo served on the Strategy Committee since its creation in May 2013, with Mr. Pistell serving as the Chair. The Board disbanded the Strategy Committee in June 2014.

The Strategy Committee met once in 2014 before the Board disbanded it.

Board Leadership Structure

Ferro’s board leadership structure consists of a combined CEO and Chairman of the Board and a Lead Director. During the period of time that Mr. Thomas served as interim President and CEO, Mr. Lawrence served as the Chairman of the Board; however, in April 2014, Mr. Thomas was named Chairman of the Board. Ferro believes that a combined CEO and Chairman of the Board role is appropriate because it provides an efficient and effective leadership structure for Ferro. It promotes alignment between the Board and management on Ferro’s strategic objectives, facilitates effective presentation of information to enable the Board of Directors to fulfill its responsibilities, and allows for productive and effective Board of Directors’ meetings.

Ferro’s non-management Directors, all of whom are independent, meet at regularly scheduled executive sessions several times each year. These meetings are chaired by the Lead Director. Neither the CEO nor any other member of management attends these meetings except in limited circumstances if requested by the Directors. Following each executive session, the Lead Director or the other non-management Directors share with the CEO or other members of senior management such observations, comments or concerns as the Lead Director and the other non-management Directors deem appropriate. Mr. Hyland, the Chair of the Governance & Nomination Committee, currently serves as the Lead Director.

The independent Directors have access to Ferro management as they deem necessary or appropriate, consistent with the Company’s Corporate Governance Principles. In addition, the Chairs of the Audit Committee, Governance & Nomination Committee, and Compensation Committee meet periodically with members of senior management.

The Board continues to reexamine the Company’s corporate governance policies and leadership structure on an ongoing basis.

Board’s Role in Risk Management Oversight

The Board provides oversight of the Company’s risk management through its review of risks associated with the Company’s operations and strategic initiatives, both as a Board, and, as appropriate, through Board Committees. The Audit Committee has the central role in risk management oversight. The Board receives periodic reports from the Audit Committee with respect to its discussions with management regarding Ferro’s guidelines and policies governing the assessment and management of risks, any major risk exposures and steps management has taken to monitor and control such exposures, and Ferro’s use of certain financial instruments. Management uses an enterprise risk management process to identify, assess, manage and mitigate risks to the Company. The CEO, Chief Financial Officer (“CFO”), Chief Risk Officer and General Counsel of the Company each periodically report to the Audit Committee with respect to risk management. In addition, the CFO and Treasurer each periodically report to the Audit Committee with respect to financial risk management and Ferro’s use of certain financial instruments. With respect to risk related to compensation matters, the Compensation Committee considers, in establishing and reviewing Ferro’s executive compensation program, whether the program encourages unnecessary or excessive risk-taking. The Compensation Committee also periodically reports to the Board.

Other Corporate Governance Measures

Ferro has adopted a series of policies dealing with business conduct and ethics. These policies apply to all Ferro Directors, officers and employees. A summary of these policies may be found on Ferro’s website (www.ferro.com), and the full text of the policies is available in print, free of charge, by writing to: Secretary, Ferro Corporation, 6060 Parkland Boulevard, Suite 250, Mayfield Heights, Ohio 44124 USA. The Audit Committee is responsible for the review of the Company’s legal and ethical policies. The Audit Committee must approve any exception or waiver to these policies. In addition, a description of any exception, amendment or waiver to these policies with respect to the CEO, the CFO and the Company’s principal accounting officer, controller or persons performing similar functions will be posted on the Company’s website within four business days following the date of the exception, amendment or waiver. Ferro also maintains a hotline that allows employees throughout the world to report confidentially violations of the Company’s legal and ethical conduct policies, consistent with local legal requirements and subject to local legal limitations. In addition, the Governance & Nomination Committee is responsible for reviewing and approving any related party transaction. Any shareholder or other interested party who wishes to communicate directly and confidentially with the Lead Director or the non-management Directors as a group may contact the non-management Directors at the following website: www.ferrodirectors.com. The non-management Directors will handle such communications with appropriate confidentiality.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership by Directors and Executive Officers

Ferro encourages share ownership by its Directors and executive officers and has ownership guidelines as described in the Executive Compensation Discussion & Analysis. The information below shows beneficial ownership of Common Stock by (i) each Director, (ii) each executive officer named in the Summary Compensation Table on page [—] below, and (iii) all Directors and current executive officers as a group. Except as otherwise noted, each person has sole voting and investment power as to his or her shares of Common Stock. The information set forth below is as of March 16, 2015.

	Shares of Common Stock Owned Directly or Indirectly	Shares of Common Stock Underlying Options or Deferred Stock Units Exercisable Within 60 Days of Record Date	Total Shares of Common Stock	Percentage of Outstanding Common Stock
Directors
Richard J. Hipple(1)	53,300	7,600	60,900	*
Jennie S. Hwang(1)	55,425	14,600	70,025	*
Gregory E. Hyland(1)	42,700	7,600	50,300	*
Peter T. Kong(1)	18,500	7,600	26,100	*
William B. Lawrence(1)	65,670	14,600	80,270	*
David A. Lorber(1)	28,528	7,600	36,128	*
Timothy K. Pistell(1)	50,700	7,600	58,300	*
Jeffry N. Quinn(1)(3)	358,800	7,600	366,400	*
Peter T. Thomas(2)	119,818	357,534	477,352	*
Ronald P. Vargo(1)	47,700	7,600	55,300	*
Officers Named in Summary Compensation Table
Jeffrey L. Rutherford(2)	106,500	101,700	208,200	*
Mark H. Duesenberg(2)	63,835	207,167	271,002	*
Ann E. Killian(2)	68,547	208,200	276,747	*
13 Directors and Executive Officers as a Group(4)	1,080,023	957,001	2,037,024	2.34%

*	Less than 1 percent.

(1)	Amounts reported include shares held on behalf of each Director under the Ferro Director Deferred Compensation Plan because the Directors have the ability to direct the voting of shares held in such plan. Amounts reported include 7,600 deferred stock units that would be converted into shares of Common Stock if the director ceased to serve as a director; however, the deferred stock units have no current voting rights.

(2)	Shares of Common Stock reported above do not include (i) 267,280, 79,800, 60,900 and 50,100 restricted share units awarded to Messrs. Thomas, Rutherford and Duesenberg and Ms. Killian, respectively, (ii) 439,430, 141,100, 110,100 and 88,600 performance share units awarded to Messrs. Thomas, Rutherford and Duesenberg and Ms. Killian, respectively, or (iii) 123,806 “phantom” shares held for the accounts of Messrs. Thomas, Rutherford and Duesenberg and Ms. Killian in the Supplemental 401(k) Plan.

(3)	Includes 350,000 shares of Common Stock owned by Quinpario Partners LLC (“Quinpario”). Mr. Quinn, as the Chairman and Chief Executive Officer of Quinpario, may be deemed to beneficially own the shares of Common Stock owned by Quinpario.

(4)	Shares reported above do not include 458,080 restricted share units awarded to the executive officers, 779,230 performance share units awarded to the executive officers or 129,691 “phantom” shares held for the accounts of the executive officers in the Supplemental 401(k) Plan.

Stock Ownership by Other Major Shareholders

The following table sets forth information about each person known by us to be the beneficial owner of more than 5% of Ferro’s outstanding Common Stock.

Name and Address of Beneficial Owner	Nature and Amount of Beneficial Ownership (Shares of Common Stock)	Percentage of Outstanding Common Stock
Mario J. Gabelli and related entities(1) One Corporate Center Rye, New York 10017	13,188,283	15.16%
FMR LLC(2) 245 Summer Street, Boston, Massachusetts 02210	13,047,884	14.99%
The Vanguard Group(3) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	5,979,899	6.87%

(1)	We obtained the information regarding the share ownership of Mario Gabelli and related entities from the Schedule 13D/A filed February 24, 2015, by Gabelli Funds, LLC, which reported sole voting power as to 13,814,887 shares of Common Stock and sole dispositive power as to 13,988,487 shares of Common Stock as of February 24, 2015.

(2)	We obtained the information regarding share ownership from the Schedule 13G/A filed February 13, 2015, by FMR, LLC and related entities, which reported sole voting power as to 1,824,224 shares of Common Stock and sole dispositive power as to 13,047,884 shares of Common Stock as of December 31, 2014.

(3)	We obtained the information regarding share ownership from the Schedule 13G/A filed February 10, 2015, by The Vanguard Group, which reported sole voting power as to 109,130 shares of Common Stock, sole dispositive power as to 5,877,169 shares of Common Stock and shared dispositive power as to 102,730 shares of Common Stock as of December 31, 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and Directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, Directors and greater than ten percent shareholders are required by SEC regulation to furnish Ferro with copies of all Section 16(a) forms they file.

To Ferro’s knowledge, based solely on review of the copies of such reports furnished to Ferro, during the fiscal year ended December 31, 2014, or with respect to such fiscal year, all Section 16(a) filing requirements were met.

EXECUTIVE COMPENSATION DISCUSSION & ANALYSIS

Set forth below is a description of the process by which the Company, through its Compensation Committee, sets the compensation of its Chief Executive Officer, Chief Financial Officer and the two other members of the Senior Management Committee for 2014 (each a “named executive officer”).

Executive Summary — 2014 Company Performance

The Company continued to execute its value creation strategy implemented in the latter part of 2012, resulting in improved competitiveness and profitability. In addition, the Company made significant progress transforming into a focused performance materials and color solutions company by divesting the majority of its organic chemicals-based product lines. The plastics business assets were divested on July 1 and the North American polymer additives assets were divested on December 19, better positioning the company for the growth-oriented phase of its strategy.

Moving into its growth phase, the Company expects to increase sales and profitability by introducing new products and expanding its business through value-creating investments. New product sales delivered over $67 million of revenue in 2014. In addition, on December 1, 2014, the company acquired Vetriceramici S.p.A., a leading supplier of ceramics coatings to high-end tile manufacturers.

Net sales for 2014 were $1.1 billion compared with net sales of $1.2 billion in 2013. Of the decline, $74.7 million related to the sale of the North American and Asia metal powders businesses and the exit of solar pastes. Foreign currency rates adversely impacted sales by an estimated $20 million. Excluding these items, sales from continuing operations increased by approximately 2.0%. Gross profit increased by $7.4 million compared with 2013, primarily due to increased sales and gross profit in the Performance Colors and Glass segment. As a percentage of net sales, excluding precious metals, the gross profit rate increased to 26.8% from 25.4% in 2013.

Return on invested capital from continuing operations for 2014 was 9.6%, including one month of operating results from Vetriceramici and the invested capital associated with the acquisition. Adjusting to exclude Vetriceramici, return on invested capital from continuing operations was 11.3% compared with 7.5% for the full year 2013.

Say-on-Pay

The Compensation Committee considered the most recent “say-on-pay” non-binding shareholder advisory vote held in April 2014 regarding the named executive officers’ 2013 compensation to be supportive of the Company’s pay practices. Approximately 95% of shareholders who cast a vote on our “say-on-pay” proposal voted in favor of our named executive officer compensation for 2013. The Compensation Committee considered the outcome of the most recent “say-on-pay” vote and shareholder perspectives shared with management and concluded that neither suggested a need for consideration of any significant changes to compensation practices for 2015.

Implications of 2014 Performance on 2014 Pay

The Company’s compensation plans have been designed with strong linkage between the financial performance of the Company and the payouts made to executive officers. The Annual Incentive Plan (“AIP”) is structured to deliver incentive payouts at the 50th percentile of the competitive market for achievement of target financial performance. The financial AIP goals are established based on the budget in the annual operating plan approved by the Board of Directors and, for 2014, determined 90% of an executive’s AIP opportunity. For 2014, the financial goals for all executive officers were Company operating profit and cash flow. Achievement of strategic personal performance goals accounted for 10% of an executive’s AIP payment.

Results for the AIP financial metrics exceeded the operating plan target for operating profit and the established maximum for cash flow. Consequently, annual cash compensation paid to executive officers for 2014 exceeded individual target levels and generally was above market median, consistent with the plan design of delivering rewards that are above market median for performance that exceeds targeted results.

In December of 2013, the Compensation Committee reviewed the configuration of the long-term incentive program for executive officers, and decided to continue delivering long-term incentive awards consisting of 50% in performance share units, 30% in stock options and 20% in restricted share units. Further reinforcing the pay for performance relationship and the financial goals associated with the Company’s value creation strategy, the metrics chosen for the performance share unit grants for the 2014-2016 period were 2016 return on invested capital, weighted at 70%, and cumulative cash flow, weighted at 30%.

Consistent with the methodology followed in 2013, the number of shares granted on February 20, 2014 was calculated based on the average closing stock price during the prior calendar month. The use of an average stock price mitigates the possibility that a significant one-day change in stock value will have a material impact on the number of stock options or share awards granted. For 2014 grants, the average closing price during the month of January 2014 used to determine the awards was $13.03 and the actual grant date share price reported in the Summary Compensation Table (“SCT”) was $13.09.

Other Governance Features of the Executive Compensation Program

In addition to its pay for performance character, the integrity of the Company’s executive compensation program is reinforced by the following:

•	Executive officers do not receive perquisites such as financial counseling, tax preparation, company cars, club memberships, personal use of company aircraft or other allowances.

•	Non-qualified plans do not provide for any premium or guaranteed investment returns.

•	Executive officers are subject to stock ownership guidelines.

•	No executive officer is covered by an employment agreement. A severance policy adopted in 2010 provides for payments consistent with market practices of peer companies.

•	Effective in 2010, change-in-control agreements covering new executives were amended to eliminate tax gross-up and modified single trigger provisions.

•	Effective in 2011, no employees or directors are permitted to hedge their equity-based compensation awards or the value of the securities they hold.

•	Effective in 2012, a Clawback Policy was implemented authorizing the Compensation Committee to recoup incentive-based compensation resulting from a material misstatement of financial results.

•	The 2013 Omnibus Incentive Plan, approved by shareholders on May 22, 2013, incorporates a double-trigger provision for vesting of equity awards in the event of a change in control.

•	On an annual basis, the Compensation Committee reviews comprehensive tally sheets, illustrating the total compensation for the most recent three years for each executive officer.

•	The compensation program rewards executives for the long-term, sustainable value creation of the Company.

•	Generally, restricted share units vest three years from the date of grant and once vested are subject to an additional two-year holding period.

•	Long-term incentives (that align management and shareholder interests) comprise a large percentage (44%-63% in 2014) of named executive officer target compensation.

Executive Compensation Philosophy and Guiding Principles

Ferro is committed to the following guiding principles in the design of its executive compensation program.

•	Attract, Retain, and Align: Provide a total compensation opportunity that will attract and retain an experienced and high-performing senior management team, and direct their efforts toward the achievement of the Company’s financial goals and generation of shareholder value;

•	Reward Achievement: Maintain a strong “pay for performance” character by aligning rewards with proven financial results and changes in shareholder value so that exceptional achievements generate exceptional pay and performance below targets yield compensation that is below market medians; and

•	Remain Competitive: Target aggregate expenditures for each compensation element at the 50th percentile of competitive market practices, which includes peer companies as well as other organizations that participate in a similar industry and have comparable revenues.

Oversight of Executive Compensation

•	Compensation Committee: The Compensation Committee of the Board (the “Committee”) is responsible for establishing, implementing and monitoring adherence to the Company’s compensation philosophy for the CEO and the other members of the Senior Management Committee. The Committee sets the compensation of the Company’s executive officers, recommends to the Board compensation for the Directors and oversees management’s administration of the other significant employee compensation and benefit plans. In carrying out its oversight responsibilities, the Committee is supported by an external executive compensation consultant and management. The Committee has the sole authority to retain (and terminate) any consultants used to evaluate the Company’s executive management compensation.

•	Management: Management of the Company supports the Committee in its assessment of executive compensation, implements decisions made by the Committee and ensures the Company’s compensation plans are administered in accordance with the provisions of the plans. The CEO and Vice President of Human Resources participate in an advisory capacity in the Committee’s meetings, including the annual compensation review in February each year, provide the Committee with data and analyses and make recommendations with respect to awards to members of the Senior Management Committee, excluding the CEO. The Committee makes its decisions with respect to the compensation of the CEO in executive session, without the presence of management.

•

Independent Compensation Consultant: The Committee has retained Exequity LLP, an independent Compensation Consultant, to advise on executive compensation matters. The Compensation Consultant reports directly to the Committee and provides expertise to the Committee and management on the design of appropriate executive compensation plans, analysis of the effectiveness of existing plans and the market-competitiveness of base salary, annual incentive levels and long-term incentive awards. The Compensation Consultant also provides advice to the Committee and management on the competitive elements of the pay program for non-employee Directors. The Compensation Consultant did not provide any additional services to the Company during 2014. The Committee conducted a conflicts of interest assessment and no conflict of interest was identified.

Components of Executive Compensation

Total Rewards
Annual Cash	Long-term Incentives
- Base Salary	- Stock Options
- Annual Incentives	- Restricted Share Units
- Performance Share Units
Other Benefits
- Retirement Benefit - 401(k) Plan	- Deferred Compensation Plan
- Retirement Benefit - Supplemental 401(k) Plan	- Change in Control Agreements

•	Base Salary: An executive’s base salary is cash compensation that is generally not at risk and is paid to the executive regardless of the performance of the Company in a particular year. The amount of base salary is reviewed on an annual basis and adjusted, if warranted, to reflect scope of responsibilities, individual performance, and external market conditions. The Company targets its base salary expenditures at the 50th percentile of the competitive market and considers factors such as performance and experience, internal pay equity, and scope and influence of the position in setting an individual’s base salary and overall compensation level. This helps ensure the Company’s ability to compete in the market for executive talent while maintaining fixed compensation costs at levels that are comparable to other companies of similar size.

•	Annual Incentives: The Company’s AIP provides an executive with an opportunity to earn additional cash compensation based upon the achievement of pre-determined Company financial and strategic personal performance goals for the year. The AIP is designed to deliver incentive payouts at the 50th percentile of the competitive market for achievement of target performance levels. Target incentive opportunities, performance metrics, and performance goals are established by the Committee after reviewing and discussing management’s recommendations and are communicated to participants near the beginning of each year. Generally, the AIP operates as described below.

o	The financial AIP goals are linked to the financial goals in the annual operating plan approved by the Board of Directors and account for 90% of an executive’s 2014 bonus opportunity. Strategic personal performance goals, weighted at 10% in 2014, are established at the beginning of the year and are closely linked to the Company’s business and strategic objectives.

o	At the Committee’s discretion, AIP payments earned by the CEO and each Senior Management Committee member related to established financial goals may be adjusted upward or downward by as much as 20% to reflect individual performance in a given year.

o	In addition, the Committee may adjust AIP performance results to account for certain special charges in exceptional or extraordinary circumstances where the effects of the item are auditable.

For purposes of the exception to the limitation on the tax deductibility of compensation under Section 162(m) of the Internal Revenue Code, funding for AIP is formulated and is a function of

Gross Profit. In 2014, the maximum amount available to pay to our Named Executive Officers was 1.5% of Gross Profit, defined as net sales less total cost of sales, for the fiscal year ended December 31, 2014. The maximum award for Mr. Thomas, as the Chief Executive Officer, was 55% of this pool, and the maximum amount that could be paid to each of the remaining named executive officers, other than Mr. Rutherford, was 15% of the pool. In addition, individual annual award amounts are limited to $4 million as provided in the 2013 Omnibus Incentive Plan.

•	Long-Term Incentives: In May 2013, the Company’s shareholders approved the 2013 Omnibus Incentive Plan (the “2013 LTIP”). The 2013 LTIP replaced the 2010 Long-Term Incentive Compensation Plan (the “2010 LTIP”). (The 2010 LTIP and the 2013 LTIP constitute the Company’s Long-Term Incentive Plan and are collectively referred to as the “LTIP” in this Compensation Discussion & Analysis.) LTIP grants in 2014 were made under the authority of the 2013 LTIP. The Company also has outstanding option awards under the 2003 Long-Term Incentive Plan and 2006 Long-Term Incentive Plan.

o	The LTIP is a critical component of the compensation program. It is designed to promote Ferro’s long-term financial interests and growth, to attract, motivate, and retain key employees, and to align their interests with those of the Company’s shareholders. The LTIP is administered by the Committee. Annual grants to employees are made each year at the Committee’s February meeting. Management proposes to the Committee the employees who will participate in the program and the number of shares to be granted to each participant. The Committee reviews, discusses and approves the types and number of awards to be made to each participant, including the named executive officers, and approves the terms, conditions and limitations applicable to each award. The Committee delegates authority to the CEO, within pre-established limitations, to make awards to newly-hired employees or current employees who are not executive officers during the course of the year. Long-term incentive grant values are targeted at the 50th percentile of the competitive market, but may be adjusted after consideration of factors that include share availability, burn rate and unusual changes in stock price.

o	The LTIP allows the Company to award several types of long-term incentives, e.g., stock options, stock appreciation rights, restricted shares or units, performance awards, other common stock-based awards (such as phantom common stock units and deferred common stock units) and dividend equivalent rights. For 2014, the forms and mix of LTIP awards granted to the named executive officers are as follows.

Performance Share Units. Performance share units are units of Common Stock that are earned contingent on operating results over periods that run for three consecutive fiscal years. The performance share units granted to executive officers by the Committee in 2014 will be earned at the completion of 2016, depending on the achievement of established 2016 return on invested capital and cumulative cash flow goals. At the end of the vesting period and only if the performance conditions have been met, the executives will receive one-half of the award value in non-forfeitable shares of the Company’s Common Stock, including the nominal amount of dividends paid on earned performance share units, if any, and the remaining one-half award value in cash.

Stock Options. Stock options are issued with an exercise price at no less than the closing market price of Common Stock on the date the options are granted. All stock options have a maximum term of ten years. Stock options granted in 2014 vest evenly over the first three anniversaries of the grant date.

Restricted Share Units. Restricted share units are units representing shares of Common Stock that are granted to a recipient and that vest after a period of time has elapsed. Until such time as certain conditions are met and the restricted share units vest, they remain subject to forfeiture. Under the terms of the LTIP, subject to certain exceptions, restricted share units that vest based solely on the lapse of time may not vest in whole in less than three years from the date of grant and no installment of an award may vest in less than 12 months. The restricted share units granted to executive officers by the Committee in 2014 vest three years from the date of grant. These share units vest only if the executive is employed by the Company at the end of the vesting period or if his or her employment was ended due to death, disability or a change in control during that period. Once vested, the restricted share units granted to executive officers are generally subject to a mandatory holding period of two years, at the end of which the shares are distributed and taxes paid. This approach strengthens the retention aspects of the Company’s pay program, consistent with one of its key principles.

The Committee generally makes all LTIP awards to employees, including the named executive officers, at its February meeting. The exercise price of any awards, including stock option strike price, is determined by the closing price of Common Stock on the NYSE on the date the Committee approves the grants. From time to time during the year, the Committee (or the CEO pursuant to the authority delegated to him by the Committee) may award shares to a new hire or to a current employee. In such cases, the strike price of any options granted is based on the closing price of the Ferro Stock on the NYSE on the date the award is granted which, in the case of new hires, is the first date he or she is employed.

•	Other Benefits

o	Retirement Benefits. In previous years, the Company offered its employees a defined benefit plan known as the Ferro Corporation Retirement Plan (the “DB Plan”) and, for executive employees, a supplemental defined benefit program, known as the Ferro Corporation Supplemental Defined Benefit Plan for Executive Employees (the “Supplemental DB Plan”). The DB Plan and the Supplemental DB Plan provided employees annuity payments in retirement according to pre-determined formulas. Effective March 31, 2006, the DB Plan and the Supplemental DB Plan were “frozen” for purposes of future accruals. The plans have been frozen as to new entrants since July 1, 2003. Mr. Thomas, who was hired prior to July 1, 2003, is the only executive officer who has earned a benefit under the DB Plan and under the Supplemental DB Plan.

Consequently, the primary retirement benefits for executive officers are a qualified defined contribution 401(k) plan, called the Ferro Corporation Savings and Stock Ownership Plan (the “401(k) Plan”), and its companion non-qualified defined contribution plan, called the Ferro Corporation Supplemental Defined Contribution Plan for Executive Employees (the “Supplemental 401(k) Plan”). Eligible earnings include both the base salary and annual incentive plan award amounts. The Supplemental 401(k) Plan primarily provides participants with Company contributions that would have been made to their 401(k) and basic pension contribution accounts under the 401(k) Plan were it not for tax law limitations. The Supplemental 401(k) Plan allows participants the option of a deemed investment in either Common Stock or the stable asset fund under the 401(k) Plan. No premium or guaranteed investment return is provided.

o	Deferred Compensation Plan. Senior Management Committee members are eligible to participate in the Ferro Corporation Deferred Compensation Plan for Executive Employees (the “Deferred Compensation Plan”). Under the Deferred Compensation Plan, participants may elect to defer a percentage of their annual salary, as well as their annual bonus and/or performance share unit payout, to be paid at a certain time specified by the participant and consistent with the terms of the plan. The Deferred Compensation Plan allows participants the option of a deemed investment in either Common Stock or the stable asset fund under the 401(k) Plan. No premium or guaranteed investment return is provided. There are no executive officers participating in the Deferred Compensation Plan at this time and deferrals under the plan have been suspended since 2010.

o	Change in Control Agreements. For many years, the Board has recognized that there is always a possibility of a fundamental change in the Company’s ownership and control through a “change in control.” Any such threatened or actual change in control would create uncertainties and raise questions that could result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. In light of these facts, the Board determined that appropriate steps needed to be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction in the face of potentially disruptive circumstances arising from the possibility of a change in control. Consequently, the Company has entered into change in control agreements with each of the executive officers. Since 2010, change in control agreements offered to new executives do not include an excise tax gross-up or a modified single trigger provision and, only two named executive officers have grandfathered agreements. Neither Mr. Thomas nor Mr. Rutherford have gross-up or single trigger provisions in their change-in-control agreements. For additional information on payments to executive officers as a result of a change in control, see the discussion under Employment Agreements and Termination and Change in Control Payments beginning on page [—].

Executive Peer Group

For compensation decisions made in February 2014, the Compensation Consultants provided competitive market data for both a custom peer group and a 40-company general industry group.

The companies comprising the custom peer group were selected based on factors including company size (e.g., revenues and employees), products, end-use markets and degree of global operations. The annual revenues for the peer group companies generally ranged from one-half to two times the Company’s annual revenues, and these companies overlapped significantly with the Company’s businesses and end-use markets. The Company’s custom peer group for February 2014 compensation decisions included:

A. Schulman, Inc.	International Flavors & Fragrances Inc.
Airgas, Inc.	PolyOne Corporation
Albemarle Corporation	Rockwood Holdings, Inc.
Cabot Corporation	RPM International Inc.
Cytec Industries Inc.	Sigma-Aldrich Corporation
FMC Corporation	Tronox Limited
HB Fuller Company	Westlake Chemical Corporation
Hexcel Corporation	W.R. Grace & Company

Data for the custom peer group comes from the Equilar database and, for companies not reporting the information to Equilar, from proxy disclosures.

The general industry group represents companies from a broader range of industries, and is composed of 20 companies with revenues higher and 20 companies with revenues lower than the Company. The Compensation Consultant provides this list of companies and their pay practices to the Committee. Pay practices for the general industry group, all of which are reported to the Equilar database, establish a secondary reference point to confirm the validity of the findings from the custom peer group proxy statement analysis, and provide a broader perspective on compensation practices across the market within which the Company competes for senior executives.

Data from the custom peer group and general industry group were used to identify competitive base salaries, annual incentive targets, target total cash compensation, long-term incentives and total direct compensation (cash compensation plus long-term incentives) for the CEO and other members of the Senior Management Committee. These competitive pay levels served as a basis for the Committee’s annual review of the Company’s pay programs. The Committee and the CEO considered this information in establishing base salaries, annual incentive targets and long-term incentive awards. The Committee approves all pay decisions related to the named executive officers and other members of the Senior Management Committee, if any.

The Committee recognized that, as a consequence of the divestitures of the solar paste assets and pharmaceutical and metal powders businesses during 2013, the Company’s revenues had declined and the custom peer group should be revised accordingly. In mid-2014, with the advice of the Compensation Consultant, the Committee approved a new custom peer group:

Albemarle Corporation	Minerals Technologies Inc.
Axiall Corporation	NewMarket Corporation
Cabot Microelectronics	OM Group Inc.
Compass Minerals International Inc.	OMNOVA Solutions Inc.
Cytec Industries Inc.	Rockwood Holdings, Inc.
HB Fuller Company	RPM International Inc.
Hexcel Corporation	Sensient Technologies Corporation
Innophos Holdings Inc.	Tronox Limited
Innospec Inc.	Westlake Chemical Corporation
Martin Marietta Materials Inc.

2014 Executive Compensation Decisions

At its February 20, 2014 meeting, the Committee reviewed the current levels of pay for the Senior Management Committee. The Committee considered the competitive market data provided by the Compensation Consultant for base salary, annual incentive targets and long-term incentive awards, the recommendations of the CEO, and the experience, tenure and performance of each executive. After discussion, the Committee approved an increase to Mr. Thomas’s base salary of 4.0% to $865,000 and base salary increases for the balance of the named executive officers ranging from 3.0% to 4.4%. No changes were made to then-existing target AIP percentages.

The Committee also approved long-term incentive grants to Messrs. Thomas, Rutherford and Duesenberg, and Ms. Killian comprised of restricted share units, stock options and performance share units. The Committee established the goals for vesting of the performance share units for the 2014-2016 performance period based on 2016 return on invested capital weighted at 70% and cumulative cash flow weighted at 30%.

On February 18, 2015, the Committee reviewed the Company’s performance compared to the goals for the 2014 AIP. Actual results at the corporate level were as follows:

Metrics	Weighting	2014 AIP Goals
		Threshold 25% Payout	Target 100% Payout	Maximum 200% Payout	Actual	Score
Operating Profit(1) ($ millions)	70%	$102.0	$127.4	$153.0	$136.5	135.9%
Cash Flow(2) ($ millions)	20%	$(8.0)	$1.9	$12.0	$31.9	200%
Strategic Goals	10%	25%	100%	200%	180%	180%
Weighted Score						153.1%

(1)	Operating Profit is calculated as gross profit less sales, general and administrative expenses and excludes restructuring charges, impairments, discontinued operations and other special items. For divestitures of the plastics business assets and the North America and United Kingdom polymer additives assets completed in 2014, actual results were measured through the date of divestiture, and budgeted performance assumed for the remainder of the year. For the remaining polymer additives business in Belgium, actual results were measured through the date the business was moved into discontinued operations, and budgeted performance assumed for the remainder of the year. Acquisitions made in 2014 are excluded.

(2)	Cash Flow is the change in net debt from year-end 2013 to year-end 2014. Net debt is total debt on the balance sheet less cash. The change in net debt excludes the net effects of the restructuring spend, the debt and cash effects of any acquisitions or divestitures and other special items.

The Committee also reviewed performance related to the Company’s strategic goals:

•	Restructuring and cost reduction programs: One year ahead of schedule in achieving planned cost reductions.

•	Operating excellence: Achieved return on invested capital goal of over 10% in the third quarter of 2014. OSHA recordable incident rate declined by 22%. Enterprise risk scores reduced in five areas.

•	Organic growth: Delivered over $67 million in new product revenues.

•	Completion of identified acquisitions and divestitures: The plastics business assets and the North American polymer additives business assets were divested over the course of the year. On December 1, the Company acquired Vetriceramici S.p.A., a leading supplier of ceramics coatings to high-end tile manufacturers.

•	Enhance capital structure: The recapitalization was completed on schedule ($300 million of term debt plus revolver).

Based upon the strong financial results, the achievements related to the strategic goals of the Company and discussion of each executive officer’s contributions during 2014, the Committee determined that each of the executive officers would receive an AIP payout at the calculated performance score of 153.1% as follows: Mr. Rutherford, $468,000; Mr. Duesenberg, $357,000; and Ms. Killian, $310,000. The Committee also determined that Mr. Thomas would receive an AIP payout of $1,324,300.

The Committee also reviewed the results for the goal established for performance share unit grants awarded for the 2012-2014 performance period – the change in Ferro’s stock price relative to the change in stock price for a selected group of peer companies.

Group	Weight	Factor	Minimum 25%	Target 100%	Maximum 200%
Corporate	100%	Percentage Change in Stock Price Relative to Selected Peer Group	25th%	50th%	75th%

The selected peer group included:

Albemarle Corporation Cabot Corporation Cytec, Inc. Chemtura W.R. Grace & Company H.B. Fuller Company	Hexcel Corporation Minerals Technologies OM Group PolyOne Corporation Rockwood Holdings, Inc.	RPM International A. Schulman, Inc. Sensient Technologies Sigma Aldrich Corporation Solutia, Inc.

Ferro’s stock price improvement over this period of 118.8% was at the 85.7th percentile of the peer group, resulting in a maximum payout to participants.

	50% Delivered in # Shares	50% Delivered in Cash
Peter T. Thomas	53,100	$701,451
Jeffrey L. Rutherford	58,200	$768,822
Mark H. Duesenberg	42,100	$556,141
Ann E. Killian	36,700	$484,807

On December 29, 2014, the Committee awarded a new service-based retention grant of 100,000 restricted stock units to Mr. Thomas under the 2013 LTIP. The award was made in recognition of the fact that Mr. Thomas’s original retention grant of 148,698 cash-settled, service-based restricted stock units for leading the Company after the departure of the Company’s former CEO was earned by Mr. Thomas in November 2014. Since his appointment as interim President and CEO effective November 12, 2012 and as President and CEO effective April 24, 2013, Mr. Thomas has provided strong leadership for the Company and directly contributed to the Company’s financial and operational success. To address concerns as to whether Mr. Thomas might retire from the Company in the next three years, the Committee designed the retention grant to incentivize him to continue in his current positions through December 29, 2017. Under the terms of the retention grant, the 100,000 restricted stock units will vest if Mr. Thomas remains employed by the Company or an applicable subsidiary or affiliate until December 29, 2017. Mr. Thomas will not be entitled to any dividend equivalent rights with respect to the award. The grant will be subject to accelerated vesting in full if Mr. Thomas is involuntarily terminated due to death, disability or without “cause” (as defined in the Company’s Executive Separation Policy) or if Mr. Thomas terminates his employment for “good reason” (also as defined in the Company’s Executive Separation Policy). The treatment of the award in the event of a “change in control” will be as provided under the 2013 LTIP.

Additional Information Concerning Executive Compensation

Use of Tally Sheets

In 2014, the Compensation Committee reviewed comprehensive tally sheets illustrating the total compensation for the most recent three years for each named executive officer and the compensation and benefits payable upon termination, including voluntary termination, separation, and change in control.

Stock Ownership Guidelines

Ferro has maintained stock ownership guidelines for its Directors and executive officers since 1998, reinforcing one of the key objectives of the Company’s pay program, the alignment of pay with the interests of shareholders. The guidelines are reviewed and updated periodically to ensure they achieve their intended purpose. The current guidelines require the CEO and other Senior Management

Committee members to achieve target ownership levels of 150,000 shares and 30,000 shares, respectively. The fixed number of shares eliminates volatility in the share ownership requirements that can occur with sharp movements in share price. Newly hired executives have five years to achieve their target ownership levels. All of the Company’s named executive officers meet or exceed the established guidelines.

The Committee also reviews executive officer stock ownership compared with the market practice of a multiple of salary guideline. All named executive officers also meet or exceed the market guidelines for stock ownership.

For non-employee Directors, the stock ownership guideline is 10,000 shares. Each new non-employee Director has five years from the date of election to achieve the target ownership level. Currently, all non-employee Directors are in compliance with or exceed the established guidelines.

Shares of Common Stock deemed to be owned by each executive officer and Director include shares owned outright with no restrictions, restricted share grants, restricted share unit grants, shares owned in the 401(k) Plan, shares deemed to be invested in Common Stock through the Deferred Compensation Plan and Supplemental 401(k) Plan, 20% of vested options that are “in-the-money” by more than 30%, and shares represented by deferred stock units granted to non-employee Directors.

Section 162(m) Limitation

Section 162(m) of the Internal Revenue Code generally provides that certain compensation in excess of $1.0 million per year paid to a company’s chief executive officer and certain other executive officers is not deductible by a company unless the compensation qualifies for an exception. Section 162(m) provides an exception for performance-based compensation if certain requirements, including shareholder approval of the material terms of the performance goals, are satisfied. The LTIP contains the provisions necessary to potentially qualify certain awards under the LTIP under the Section 162(m) exception and potentially preserve the tax deductibility to the Company of compensation paid to executives under these plans in the future. Restricted shares do not qualify as performance-based compensation. The AIP is structured to potentially provide for Section 162(m) tax deductibility. The Committee retains the discretion to grant awards or deliver compensation subject to the $1.0 million deductibility limitation if the Committee deems that is in the best interests of the Company and its shareholders. Moreover, even if the Committee intends to grant compensation that qualifies as performance-based compensation for purposes of Section 162(m), the Company cannot guarantee that such compensation will so qualify or ultimately will be deductible by it.

Mitigation of Excessive Risk-Taking

Executive Compensation Recoupment Policy

The Compensation Committee has approved and implemented a formal compensation Clawback Policy. The policy allows the recovery of compensation from certain current and former key employees, including executive officers, in the event that Ferro is required to prepare an accounting restatement due to material noncompliance with financial reporting requirements and the employees willfully committed an act of fraud, dishonesty or recklessness that contributed to Ferro’s obligation to prepare the accounting restatement.

Compensation Policies and Practices as Related to Risk Management

In 2014, the Compensation Committee conducted its annual risk assessment of the compensation policies and practices covering executive and non-executive employees. The Compensation Committee evaluated the levels of risk-taking to determine whether they are appropriate in the context of long-term value creation and viability, the overall compensation arrangements, and the Company’s overall risk profile. The Compensation Committee concluded the Company has a balanced pay for performance executive compensation program that does not encourage excessive risk-taking and the Company does not maintain compensation policies and practices that are reasonably likely to have a material adverse effect on the Company.

Anti-Hedging Policy

The Company has a policy against short sales of Ferro securities, and hedging or monetization activities involving Ferro securities, including but not limited to, equity swaps, collars, exchange funds and prepaid variable forward contracts. In addition, none of the directors or officers is party to any pledge arrangements with respect to their stock holdings.

Compensation Committee Interlocks and Insider Participation

During 2014, no officer or employee of Ferro served as a member of the Compensation Committee, nor were there any interlocking relationships (as described in Item 407(e)(4) of SEC Regulation S-K) between members of the Compensation Committee and Ferro.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with Ferro’s management the
Compensation Discussion & Analysis set forth above. Based on such review and discussions, the
Compensation Committee has recommended to the Board of Directors that the Compensation
Discussion & Analysis be included in this proxy statement and incorporated into the Company’s
Annual Report on Form 10-K for the year ended December 31, 2014.

Respectfully submitted,

Richard J. Hipple, Chair
Gregory E. Hyland
William B. Lawrence
Jeffry N. Quinn
Ronald P. Vargo

2014 EXECUTIVE COMPENSATION

The following table shows the elements of compensation paid or earned during 2014, 2013 and 2012 to the Chief Executive Officer, the Chief Financial Officer and the Company’s other two highest-paid executive officers as of December 31, 2014:

Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings(6)	All Other Compensation(7)	Total
		$	$	$	$	$	$	$	$
Peter T. Thomas(8)	2014	865,000	0	3,419,108	909,162	1,324,300	81,384	328,555	6,927,510
President and	2013	707,165	340,800	1,559,447	761,668	1,663,100	0	129,467	5,161,647
Chief Executive Officer	2012	416,000	233,000	1,087,688	215,670	0	82,158	91,196	2,125,712
Jeffrey L. Rutherford(9)	2014	470,000	0	562,870	242,316	468,000	0	93,225	1,836,411
Vice President and	2013	450,000	275,000	572,378	246,350	585,000	0	60,571	2,189,299
Chief Financial Officer	2012	322,500	325,000	1,033,439	208,083	0	0	17,176	1,906,198
Mark H. Duesenberg	2014	388,300	0	369,138	159,318	357,000	0	90,307	1,364,063
Vice President,	2013	377,000	0	505,724	217,167	452,400	0	31,309	1,583,600
General Counsel and Secretary	2012	366,000	0	545,174	171,114	0	0	38,661	1,120,949
Ann E. Killian	2014	367,700	0	308,924	133,560	310,000	0	83,046	1,203,230
Vice President,	2013	357,000	0	396,221	170,171	392,700	0	35,693	1,351,785
Human Resources	2012	347,000	0	475,622	149,310	0	0	40,188	1,012,120

(1)	Salary. The amounts in this column consist of salary actually paid. Mr. Thomas was named President and CEO of the Company effective April 24, 2013. In connection with this appointment, Mr. Thomas’ annual base salary was increased to $831,550 from $435,550. For a description of the base salary rate in this column relating to 2014, see the Executive Compensation Discussion & Analysis on page [—] above.

(2)	Bonus. The amounts in this column generally consist of guaranteed payments as bonuses. Per their special compensation arrangements for interim roles, Mr. Thomas and Mr. Rutherford received initial cash bonuses in November 2012 of $200,000 and $150,000, respectively, and monthly cash bonuses commencing on November 12, 2012 of $33,000 for Mr. Thomas, paid until his appointment as President and CEO on April 24, 2013, and $25,000 for Mr. Rutherford, which was paid for six months. Mr. Thomas and Mr. Rutherford also received discretionary cash bonuses, consistent with the special compensation arrangements of $200,000 and $150,000, respectively, in October 2013. Mr. Thomas and Mr. Rutherford were provided these bonuses to reflect the additional responsibilities they assumed following the former CEO’s termination of employment. The figure in this column for Mr. Rutherford with respect to 2012 also includes a payment made to compensate him for the forfeiture of his earned bonus upon his resignation from Park-Ohio Holdings Corp. For a discussion of the compensation of the executive officers, including the bonuses referred to in this footnote, see the Executive Compensation Discussion & Analysis on page [—] above.

(3)

Stock Awards.    The amounts reported in this column are based on restricted share unit and performance share unit awards made under the LTIP to the executive officers listed in this table. The amount in this column for Mr. Thomas with respect to 2014 includes a February grant of 115,100 performance share units and 46,100 restricted share units and a special retention grant of 100,000 restricted stock units. See the Executive Compensation Discussion & Analysis on page [—]. The amount in this column for Mr. Thomas with respect to 2013 includes 118,230 performance share units and 17,480 restricted share units received in connection with his appointment as permanent President and CEO. The amounts in this column for Mr. Thomas and Mr. Rutherford with respect to 2012 include 148,698 and 111,524 restricted share units, respectively, granted outside of the LTIP which vested after a two-year period and were settled in cash. These restricted share units were granted to Mr. Thomas and Mr. Rutherford in recognition of the expanded roles and increased responsibilities assumed due to the former CEO’s termination of employment. Amounts in this column for Mr. Rutherford with respect to 2012 also include 58,200 performance share units and 23,300 restricted share units received upon commencement of Mr. Rutherford’s employment in April 2012. The amounts in this column reflect the aggregate grant date fair value of awards to the executive officers listed in this table in 2014, 2013, and 2012, computed in accordance with the Financial Accounting Standards Board’s (“FASB”) FASB Accounting Standards CodificationTM (“ASC”) Topic 718, Compensation – Stock Compensation. With respect to the performance share units awarded, these values are based upon the probable outcome of the relevant performance goals. The valuation methodology used to calculate the figures in this column is described in footnote 12 (Stock-Based Compensation) in the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. For a description of the Company’s restricted share, restricted share unit and performance share unit awards, see the Executive Compensation Discussion & Analysis on page [—] above. See also Grants of Plans Based Awards on page [—] relating to stock awards made in 2014.

(4)	Option Awards. The amounts reported in this column are based on stock option awards made under the LTIP equal to the grant date fair value of the awards computed in accordance with FASB ASC Topic 718. The amount reported in this column for Mr. Thomas with respect to 2013 includes 98,800 stock options he received in connection with his appointment as President and CEO effective April 24, 2013. These stock options vest in equal installments over three years from the grant date. The amount reported in this column for Mr. Rutherford with respect to 2012 includes 49,900 stock options he received upon commencement of his employment in April 2012. These stock options vest in equal annual installments over three years from the grant date. The valuation used to calculate the figures in this column is described in footnote 12 (Stock-Based Compensation) of the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. For a description of the Company’s stock option awards, see the Executive Compensation Discussion & Analysis on page [—] above. See also Grants of Plans Based Awards on page [—] relating to stock awards made in 2014.

(5)	Non-Equity Incentive Plan Compensation. The amounts in this column consist of any AIP payments based primarily on predetermined financial measurements relating to the year indicated. No AIP was awarded to any executive officers for 2012. For a discussion of the AIP, see the Compensation Discussion & Analysis on page [—] above.

(6)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings. Amounts in this column include the change in value under the Company’s defined benefit pension plans: the DB Plan and the Supplemental DB Plan. Mr. Thomas is the only executive officer listed in this table who is eligible for a benefit under the DB Plan or the Supplemental DB Plan because he was hired before July 1, 2003, when the plan was frozen to new entrants. He did not accrue any additional benefits after March 31, 2006 when the plans were frozen as to future benefit accruals. Consequently, the changes in pension value listed in this table for Mr. Thomas, relating to 2014, 2013 and 2012, are due to the changes in present value factors that are required to be updated each year. The measurement periods for 2014, 2013 and 2012 are the 12-month periods ending December 31, 2014, 2013 and 2012, respectively. For additional information regarding these plans, please see the Executive Compensation Discussion & Analysis on page [—] above and Post-Employment Compensation on page [—] below.

(7)	All Other Compensation. The amounts in this column for 2014 include (a) Company matching contributions and the basic pension contribution under the 401(k) Plan, (b) supplemental Company matching contributions and the supplemental basic pension contribution under the Supplemental 401(k) Plan, and (c) amounts taxable to each of the named executives relating to group term life insurance under Internal Revenue Code Section 79:

(a) and	(b)	The 2014 amounts in this column include Company contributions made under the 401(k) Plan and the Supplemental 401(k) Plan, regardless of the vesting status of those contributions. Company contributions under the 401(k) Plan and the Supplemental 401(k) Plan vest 20% for each year of service, with full vesting after five years of service. For a description of the 401(k) Plan and the Supplemental 401(k) Plan, see the Executive Compensation Discussion & Analysis on page [—] above.

Each executive received the following company matching contribution and the basic pension contribution under the 401(k) Plan as of December 31, 2014: Mr. Thomas $27,470, Mr. Rutherford $18,464, Mr. Duesenberg $23,440 and Ms. Killian $23,440. As of December 31, 2014, Mr. Thomas, Mr. Duesenberg and Ms. Killian were each 100% vested in their respective 401(k) Plan accounts and Mr. Rutherford was 40% vested.

Each executive received the following company matching contribution and the supplemental basic pension contribution under the Supplemental 401(k) Plan as of December 31, 2014: Mr. Thomas $296,916, Mr. Rutherford $73,613, Mr. Duesenberg $65,940 and Ms. Killian $57,107. As of December 31, 2014, Mr. Thomas, Mr. Duesenberg and Ms. Killian were each 100% vested in their respective Supplemental 401(k) Plan accounts and Mr. Rutherford was 40% vested.

	(c)	The Company provides U.S. salaried and certain hourly employees with group term life insurance coverage. The Company provides one times base salary (or, if greater, $50,000) of coverage (up to a maximum of $1 million of coverage) at no charge to the employee, and the employee can elect to pay for more coverage. Internal Revenue Code Section 79 requires that a certain portion of employer-paid life insurance coverage be included in gross income for federal income tax purposes. The 2014 amounts in this column include the taxable amount of the group term life insurance coverage.

(8)	Mr. Thomas was named President and CEO of the Company effective April 24, 2013.

(9)	Mr. Rutherford began employment with the Company on April 2, 2012.

Grants of Plan-Based Awards

The following table sets forth information regarding 2014 awards under the AIP and under the LTIP, i.e., awards of performance share units, restricted share units and stock options to each of the executives and former executives named in the Summary Compensation Table:

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)	Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards	All Other Option Awards	Exercise or Base Price of Option Awards(6)	Grant Date Value of Stock and Option Awards(7)
			Performance Share Units(3)	Restricted Share Units(4)	Stock Options(5)

	Date	$	Shares	Shares	Shares	Shares	Shares	$/Share	$

Peter T. Thomas
AIP Threshold		216,250
AIP Target		865,000
AIP Maximum		1,730,000
PS Threshold	2/20/14		28,775						376,665
PS Target	2/20/14		115,100						1,506,659
PS Maximum	2/20/14		230,200						3,013,318
Restricted Share Units	2/20/14			46,100					603,449
Restricted Share Units	12/29/14			100,000					1,309,000
Stock Options	2/20/14				95,300			13.09	909,162

Jeffrey L. Rutherford
AIP Threshold		76,375
AIP Target		305,500
AIP Maximum		611,000
PS Threshold	2/20/14		7,675						100,466
PS Target	2/20/14		30,700						401,863
PS Maximum	2/20/14		61,400						803,726
Restricted Share Units	2/20/14			12,300					161,007
Stock Options	2/20/14				25,400			13.09	242,316

Mark H. Duesenberg
AIP Threshold		58,245
AIP Target		232,980
AIP Maximum		465,960
PS Threshold	2/20/14		5,025						65,777
PS Target	2/20/14		20,100						263,109
PS Maximum	2/20/14		40,200						526,218
Restricted Share Units	2/20/14			8,100					106,029
Stock Options	2/20/14				16,700			13.09	159,318

Ann E. Killian
AIP Threshold		50,559
AIP Target		202,235
AIP Maximum		404,470
PS Threshold	2/20/14		4,225						55,305
PS Target	2/20/14		16,900						221,221
PS Maximum	2/20/14		33,800						442,442
Restricted Share Units	2/20/14			6,700					87,703
Stock Options	2/20/14				14,000			13.09	133,560

(1)	This column contains the possible payouts under the AIP. See Executive Compensation Discussion & Analysis on page [—] above for a discussion of the AIP. For the 2014 AIP, 90% is based on the achievement of financial metrics, while 10% is based on achievement of strategic personal performance goals. The AIP target percentages for 2014 are multiplied by the executive’s base annual salary rate and assume an achievement of 100% on financial metrics and strategic personal performance goals to arrive at the target amount in this table. The AIP target percentages for 2014 are 100% for Mr. Thomas, 65% for Mr. Rutherford, 60% for Mr. Duesenberg, and 55% for Ms. Killian. The AIP threshold reflects 25% of the applicable target percentage and the AIP maximum reflects 200% of the applicable target percentage. The actual payout of the AIP for 2014 appears in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page [—] above. See the Executive Compensation Discussion & Analysis on page [—] above for more information on the 2014 AIP.

(2)	The plan-based awards granted to executive officers in 2014 were performance share units, restricted share units and stock options. See the Executive Compensation Discussion & Analysis on page [—] above for a discussion of plan-based awards.

(3)	The amounts reported in this column represent the number of performance share units granted in 2014 under the LTIP that would be earned assuming performance achievement at threshold (25%), target (100%) and maximum (200%). No exercise price or other consideration is paid by the executive officers with respect to performance share unit awards. The measurement period for performance share unit awards is the three-year period beginning January 1, 2014 and ending December 31, 2016. See the Executive Compensation Discussion & Analysis on page [—] above for a discussion of performance share units.

(4)	The amounts reported in this column represent restricted share units awarded to each executive officer in 2014 under the LTIP. No exercise price or other consideration is paid by the executive officers with respect to restricted share unit awards. These restricted share units vest three years after the grant date and are subject to a two-year holding period after vesting. In the case of death, disability or change in control, the restricted share units become 100% vested and will be delivered to the executive officer or, in the case of death, the applicable recipient. With respect to Mr. Thomas, also reported is a service-based retention grant of 100,000 restricted share units. These restricted share units will vest if Mr. Thomas remains employed by the Company or a subsidiary or affiliate of the Company until December 29, 2017. See the Executive Compensation Discussion & Analysis on page [—] above for a discussion of restricted share units.

(5)	The amounts in this column are the number of underlying stock options awarded to each executive officer in 2014 under the LTIP. The options have a maximum term of ten years, vest evenly at one-third per year on each annual anniversary of the grant date and fully vest at three years. In the case of death, retirement, disability or change in control, the options become 100% vested and exercisable for the remainder of their applicable term. See the Executive Compensation Discussion & Analysis on page [—] above for a discussion of stock options.

(6)	The amount reported in this column is the per share exercise price of the stock options, which represents the closing price on the NYSE for the Company’s Common Stock on the date of grant.

(7)	The amounts reported in this column were calculated as follows: (i) for performance share units granted on February 20, 2014, the grant date value of $13.09 per share was multiplied by the number of performance share units awarded; (ii) for restricted share units granted on February 20, 2014, the grant date value of $13.09 per share, and for restricted share units granted on December 29, 2014, the grant date value of $13.09 per share, was multiplied by the number of restricted share units awarded; and (iii) for stock options granted on February 20, 2014, the grant date value of $9.54 per option was multiplied by the number of stock options. The performance share unit awards and the restricted share unit awards are valued at the closing market price of Ferro’s Common Stock on the date of the grant reduced by the discounted value of expected interest on the dividends associated with these shares. The fair value of each stock option on the grant date is determined using the Black-Scholes option pricing method, as further described on page 81 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. See also footnotes 3 and 4 to the Summary Compensation Table on page [—] above.

Outstanding Equity Awards, Option Exercises and Vesting of Stock Awards

The following table sets forth information with respect to each of the executives and former executive named in the Summary Compensation Table regarding vested and unvested options and stock awards held as of December 31, 2014:

Outstanding Equity Awards

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options That Are Exercisable	Number of Securities Underlying Unexercised Options That Are Not Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

	Shares	Shares	Shares	$	Date	Shares	$	Shares	$

Peter T. Thomas(2)
Stock Options	8,500	0		19.39	02/07/15
Stock Options	15,500	0		20.69	02/16/16
Stock Options	25,000	0		21.99	02/06/17
Stock Options	25,000	0		17.26	02/28/18
Stock Options	20,033	0		1.37	02/25/19
Stock Options	45,000	0		8.25	02/25/20
Stock Options	38,000	0		15.16	02/24/21
Stock Options	30,333	15,167		6.84	02/23/22
Stock Options	22,934	45,866		5.29	02/21/23
Stock Options	32,934	65,866		7.02	04/24/23
Stock Options	0	95,300		13.09	02/20/24
Restricted Share Units						21,200	274,752
Restricted Share Units						32,800	425,088
Restricted Share Units						17,480	226,540.8
Restricted Share Units						46,100	597,456
Restricted Share Units						100,000	1,296,000
Performance Share Units								53,100	688,176
Performance Share Units								81,900	1,061,424
Performance Share Units								118,230	1,532,260.8
Performance Share Units								115,100	1,491,696

Jeffrey L. Rutherford(3)
Stock Options	33,267	16,633		5.95	04/02/22
Stock Options	21,667	43,333		5.29	02/21/23
Stock Options	0	25,400		13.09	02/20/24
Restricted Share Units						23,300	301,968
Restricted Share Units						30,900	400,464
Restricted Share Units						12,300	159,408
Performance Share Units								58,200	754,272
Performance Share Units								77,300	1,001,808
Performance Share Units								30,700	397,872

Mark H. Duesenberg(4)
Stock Options	25,000	0		21.28	09/17/18
Stock Options	35,000	0		1.37	02/25/19
Stock Options	35,000	0		8.25	02/25/20
Stock Options	32,300	0		15.16	02/24/21
Stock Options	24,067	12,033		6.84	02/23/22
Stock Options	19,100	38,200		5.29	02/21/23
Stock Options	0	16,700		13.09	02/20/24
Restricted Share Units						16,800	217,728
Restricted Share Units						27,300	353,808
Restricted Share Units						8,100	104,976
Performance Share Units								42,100	545,616
Performance Share Units								68,300	885,168
Performance Share Units								20,100	260,496

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options That Are Exercisable	Number of Securities Underlying Unexercised Options That Are Not Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

	Shares	Shares	Shares	$	Date	Shares	$	Shares	$

Ann E. Killian (5)
Stock Options	30,000	0		21.01	07/11/15
Stock Options	15,500	0		20.69	02/16/16
Stock Options	18,000	0		21.99	02/06/17
Stock Options	17,000	0		17.26	02/28/18
Stock Options	35,000	0		8.25	02/25/20
Stock Options	26,600	0		15.16	02/24/21
Stock Options	21,000	10,500		6.84	02/23/22
Stock Options	14,967	29,933		5.29	02/21/23
Stock Options	0	14,000		13.09	02/20/24
Restricted Share Units						14,700	190,512
Restricted Share Units						21,400	277,344
Restricted Share Units						6,700	86,832
Performance Share Units								36,700	475,632
Performance Share Units								53,500	693,360
Performance Share Units								16,900	219,024

(1)	Shares listed in this column are restricted share awards made under the 2006 LTIP, 2010 LTIP, and 2013 LTIP (each of which vest three years after the grant date). The value of the actual payout will be the number of shares times the closing share price on the NYSE of Common Stock on the date prior to the payout date; however, the value set forth in the table is based on the closing share price on the NYSE of Common Stock as of December 31, 2014.

(2)	Mr. Thomas’s unvested option awards reported in the table vest as follows: for grant date 2/23/12: 15,167 vest on 2/23/15; for grant date 2/21/13: 22,933 vest on 2/21/15; and 22,933 vest on 2/21/16; for grant date 4/24/13: 32,933 vest on 4/24/15; and 32,933 vest on 4/24/16; and for grant date 2/20/14: 31,767 vest on 2/20/15; 31,766 vest on 2/20/16; and 31,767 vest on 2/20/17.

(3)	Mr. Rutherford’s unvested option awards reported in the table vest as follows: for grant date 04/02/2012: 16,333 vest on 4/02/15; for grant date 2/21/13: 21,666 vest on 2/21/15; and 21,667 vest on 2/21/16; and for grant date 2/20/14: 8,467 vest on 2/20/15; 8,466 vest on 2/20/15; and 8,467 vest on 2/20/17.

(4)	Mr. Duesenberg’s unvested option awards reported in the table vest as follows: for grant date 2/23/12: 12,033 vest on 2/23/15; for grant date 2/21/13: 19,100 vest on 2/21/15; and 19,100 vest on 2/21/16; and for grant date 2/20/14: 5,567 vest on 2/20/15; 5,556 vest on 2/20/16; and 5,567 vest on 2/20/17.

(5)	Ms. Killian’s unvested option awards reported in the table vest as follows: for grant date 2/23/12: 10,500 vest on 2/23/15; for grant date 2/21/13: 14,966 vest on 2/21/15; and 14,967 vest on 2/21/16; and for grant date 2/20/14: 4,667 vest on 2/20/15; 4,666 vest on 2/20/16; and 4,667 vest on 2/20/17.

The following table sets forth for each of the executives named in the Summary Compensation Table the exercises of stock options and an estimate of the vesting of stock awards under the Company’s LTIP during the fiscal year ended December 31, 2014:

Option Exercises and Stock Vested

	Option Awards(1)		Stock Awards(2)
Name	Common Stock Acquired on Exercise	Value Realized on Exercise	Common Stock Acquired on Vesting	Value Realized on Vesting
	Shares	$	Shares	$
Peter T. Thomas	0	0	160,198	2,104,426.72
Jeffrey L. Rutherford	0	0	111,524	1,465,425.36
Mark H. Duesenberg	0	0	10,000	130,900
Ann E. Killian	35,000	392,441	8,000	104,720

(1)	The number of shares listed in these columns is the total number of options that became vested during 2014.

(2)	The number of shares listed in these columns is the total number of restricted shares that became vested during 2014.

Post-Employment Compensation

The following table sets forth the accumulated benefits under the DB Plan and the Supplemental DB Plan (collectively, the “DB Program”) for each of the executives named in the Summary Compensation Table:

Pension Benefits

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
		Years	$	$
Peter T. Thomas(1)	DB Plan	7.0833	69,024	0
	Supplemental DB Plan	7.0833	12,360	0
Jeffrey L. Rutherford	-	-	-	-
Mark H. Duesenberg	-	-	-	-
Ann E. Killian	-	-	-	-

(1)	These amounts reflect Mr. Thomas’s accumulated present values of his benefit under the DB Plan and his benefit under the Supplemental DB Plan, each as of the applicable measurement date of December 31, 2014, used for financial reporting purposes for the 2014 fiscal year. Mr. Thomas is fully vested in his DB Program benefit because he has more than the required five years of service for vesting purposes. His credited service is limited to 7.0833 years due to the freeze of the DB Program on March 31, 2006 (including a freeze on credited service used to calculate the amount of his benefits under the DB Program). The “Present Value of Accumulated Benefit” was calculated based on certain assumptions made by the Company’s actuaries, including those regarding discount rate and mortality, which are consistent with DB Program disclosures. As a result of the differences in assumptions and methodology between the SEC’s rules for disclosure and the terms of the Supplemental DB Plan (which involve different calculation dates, interest rates and mortality assumptions), the present value of Mr. Thomas’s accumulated benefits in this table is not the same as the present value of his Supplemental DB Plan benefits that actually would have been paid to him under the terms of the Supplemental DB Plan using the measurement date of December 31, 2014. In addition, Mr. Thomas’s DB Plan benefit will not be payable to him in the form of a lump sum.

Under the DB Program, an eligible participant who retires at age 65 with at least 30 years of service will receive a monthly benefit equal to 50% of the monthly average of the participant’s highest five consecutive calendar years of compensation (which includes base salary and certain incentive payouts), reduced for 50% of the monthly primary social security benefits. Benefits are subject to reduction for service of less than 30 years and for commencement prior to age 65 (age 60 for certain eligible elected officers). Service in excess of 30 years is not taken into account for accrual of retirement benefits. DB Plan benefits are payable in a life annuity form with 120 monthly payments guaranteed (“Life Annuity”). Depending on the outcome of a participant’s benefit calculations, and consistent with the plan document and Internal Revenue Code Section 409A, Supplemental DB Plan benefits may be payable in a Life Annuity and/or those benefits may be commuted and paid in one or two lump sum payments. Furthermore, the benefits payable under the Supplemental DB Plan to an eligible participant are conditioned upon the execution of, and compliance with, a non-competition, non-solicitation, non-disparagement and confidentiality agreement.

The Company’s United States defined benefit pension program for salaried and certain hourly employees was significantly changed in 2003 and 2006. Effective July 1, 2003, new hires were not eligible for participation in the DB Program. In addition, effective March 31, 2006, benefits accrued for active employees who were participating in the DB Program were frozen. (This freeze did not affect the benefits of then-current retirees, former employees or employees hired on or after July 1, 2003.) Beginning April 1, 2006, the affected employees joined salaried and certain hourly employees in the United States who were hired on or after July 1, 2003, in receiving an additional basic pension contribution each year from the Company under the 401(k) Plan, and as executives, they are also eligible to receive the supplemental basic pension contribution under the Supplemental 401(k) Plan.

Ms. Killian, Mr. Rutherford and Mr. Duesenberg, each of whom was hired after June 30, 2003, were never eligible for participation in the DB Program. Of the executives listed in the Summary Compensation Table, only Mr. Thomas participated in these plans during 2014 because he was hired before July 1, 2003. See the Change in Pension Value and Non-qualified Deferred Compensation Earnings column of the Summary Compensation Table on page [—] above for information regarding the change in value of Mr. Thomas’s benefits under the DB Program for 2014.

Non-Qualified Deferred Compensation

The following table sets forth information regarding non-qualified deferred compensation plans for 2014 with respect to each of the executives and former executives named in the Summary Compensation Table:

Non-Qualified Deferred Compensation

Name	Executive’s Contributions	Company’s Contributions(1)	Aggregate Earnings(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2014(3)
	$	$	$	$	$
Peter T. Thomas	-	296,916	6,232	-	918,202
Jeffrey L. Rutherford	-	73,613	432	-	116,657
Mark H. Duesenberg	-	65,940	1,962	-	261,563
Ann E. Killian	-	57,107	2,518	-	308,105

(1)	Amounts in this column are included as part of each executive’s 2014 compensation in the “All Other Compensation” column of the Summary Compensation Table on page [—] above.

(2)	Aggregate Earnings in 2014 consist of deemed gains and/or losses.

(3)	Amounts in this column relating to the Supplemental 401(k) Plan account include any vested and non-vested portions. Company contributions under the Supplemental 401(k) Plan vest 20% for each year of vesting service, with full vesting after five years of vesting service. As of December 31, 2014, Mr. Thomas, Mr. Duesenberg and Ms. Killian were each 100% vested in their respective Supplemental 401(k) Plan accounts and Mr. Rutherford was 40% vested.

The non-qualified deferred compensation plans in this table consist of the Deferred Compensation Plan and the Supplemental 401(k) Plan. There are no Company Contributions under the Deferred Compensation Plan, and, among the executive officers and former executive officer listed in this table, none had an account balance as of December 31, 2014.

Under the Supplemental 401(k) Plan, participants may receive a supplemental matching contribution and/or a supplemental basic pension contribution. These are primarily contributions that would have been made to the account of a participant in the 401(k) Plan but for the application of Federal tax law limitations. In addition, any AIP payments are included in the calculation of supplemental basic pension contributions. There are no employee contributions under the Supplemental 401(k) Plan. Under the Supplemental 401(k) Plan, each executive officer listed in this table had an account balance as of December 31, 2014.

The Supplemental 401(k) Plan permits participants the option of a deemed investment in either Company Common Stock or the stable asset fund under the 401(k) Plan. During 2014, all of the Company’s contributions under the Supplemental 401(k) Plan were deemed invested in Company Common Stock for the named executive officers, and earnings include any deemed dividends, gains and losses. No actual shares of Company Common Stock are held by the Supplemental 401(k) Plan.

Termination and Change in Control Payments

Executive Separation Policy

On June 23, 2010, the Compensation Committee approved a formal separation policy for certain senior executives, including the CEO. The policy outlines the expected separation payments to certain senior executives if their employment is terminated without “cause” or if an executive officer terminates his or her employment for “good reason.” Under the policy, eligible senior executives will receive the following benefits:

¡	A lump sum payment equal to 24 months of salary and target level bonus in the case of the CEO or 18 months of salary and target level bonus for certain other senior executives;

¡	A pro-rated bonus for the portion of the year of termination that the executive officer was employed based on actual performance against bonus plan targets;

¡	Continuation of health benefits for 24 months for the CEO or 18 months for certain other executive officers; and

¡	Outplacement services for 24 months in an amount not to exceed $25,000 in the aggregate for the CEO or 12 months in an amount not to exceed $10,000 in the aggregate for certain other executive officers.

Payments are designed to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Separation benefits under the policy are payable only if (i) the executive officer has executed an agreement for non-competition, non-solicitation, confidentiality, non-disparagement (and, if specified by the Company, arbitration) and a release of all claims that the executive may have against the Company, its officers, fiduciaries, directors, agents and employees and (ii) the executive agrees to provide reasonable assistance and cooperation with the Company concerning business or legal related matters about which the executive possesses relevant knowledge or information. The Compensation Committee may modify or terminate this policy from time to time; however, any modification or termination will not affect the rights of any executive whose termination or departure preceded such modification or termination.

Additional Termination Payments

While the Executive Separation Policy governs the separation pay and benefits that the Company will provide to executive officers if their employment with the Company terminates under certain circumstances, an executive officer may also receive payments under the AIP, the Supplemental 401(k) Plan, the DB Plan and the Supplemental DB Plan and the LTIP.

AIP. The AIP provides an executive with an opportunity to earn additional cash compensation based upon the achievement of pre-determined financial goals for the fiscal year. See the Annual Incentives discussion of the Executive Compensation & Discussion Analysis on page [—] above for a discussion of this plan. If an executive’s employment is terminated without “cause” or if an executive officer terminates his or her employment for “good reason,” then the policy will provide for any AIP-related payments. In other termination situations, payment of any AIP is governed by the AIP itself. Under the AIP, if the executive’s employment terminates as a result of retirement or death prior to the end of the year, the executive will receive a prorated AIP payout based on his or her annual rate of base salary at retirement or death, as applicable, and actual AIP results for that year (provided that the executive worked for a minimum of three months during the plan year) or, in other termination situations, the executive will not receive any AIP payment for the year in which his or her employment terminates.

Supplemental 401(k) Plan. The executives are eligible to participate in the Supplemental 401(k) Plan. See Non-Qualified Deferred Compensation on page [—] above for a discussion of this plan. If an executive’s employment terminates for any reason, he or she will receive the portion, if any, of his or her account that had vested prior to January 1, 2005 (plus earnings) soon after the end of the month in which the termination occurs, and any remaining vested portion of his or her account will be paid six months following the termination of employment. Each executive’s account vests 20% per year, with full vesting upon the completion of five years of employment. Alternatively, the executive’s account fully vests upon attainment of age 65, disability, death or a change in control. If the executive dies on the date of termination or during the six months following termination, the payment will be made as of the date of death. The form of the payment, whether stock or cash, is dependent upon the executive’s election. If his or her employment with the Company terminated as of December 31, 2014, each executive would have been entitled to receive the following amount under the Supplemental 401(k) Plan: Mr. Thomas ($918,202), Mr. Rutherford ($46,663), Mr. Duesenberg ($261,563) and Ms. Killian ($308,105).

DB Plan and the Supplemental DB Plan. Mr. Thomas is the only executive named in the Summary Compensation Table who participates in the DB Plan and the Supplemental DB Plan because these plans are available only to executives who were hired prior to July 1, 2003 (when the DB Plan was frozen as to new hires). If Mr. Thomas’s employment terminates, under the Supplemental DB Plan, he would receive the portion, if any, of his benefit under the plans that had vested prior to January 1, 2005 (or he could begin the payment of that benefit in the form of an annuity) soon after the end of the month in which the termination occurs, and any remaining vested portion of his account will be paid in a lump sum six months following the termination of his employment. If Mr. Thomas’s employment had terminated on December 31, 2014, then his estimated benefit under the Supplemental DB Plan would have been $277,000. In addition, if Mr. Thomas’s employment had terminated on December 31, 2014, he would receive a benefit under the DB Plan in the form of an annuity, with 120 monthly payments guaranteed, beginning as early as January 1, 2015, in the gross amount of $1,405.25 per month (which includes a reduction for early commencement). Benefit Accruals under both the DB Plan and the Supplemental DB Plan (including those of Mr. Thomas) were frozen on March 31, 2006. See Post-Employment Compensation on page [—] for a discussion of these plans.

LTIP. The executives are also eligible to participate in the LTIP. (See the discussion of Long-Term Incentives in the Executive Compensation Discussion & Analysis on page [—] above for a description of the LTIP.) The LTIP allows the Company to award different types of long-term incentives; however, the Compensation Committee has only awarded stock options, performance shares, performance share units, restricted shares and restricted share units. For stock options, if an executive leaves the Company under the Executive Separation Policy or for any reason other than a change in control, death, disability or retirement, he or she has three months to exercise stock options that were vested as of the date of separation and any options that were not vested as of the date of separation from service are forfeited. If there is a change in control (whether or not the executive is terminated) or the executive leaves the Company as a result of death, disability or retirement, all options previously awarded to such executive are fully vested and remain exercisable for the rest of the applicable option exercise period.

Performance share units were granted under the LTIP to certain executives in 2014, 2013, and 2012. If an executive leaves the Company under the Executive Separation Policy or for any reason other than a change in control, death, disability or retirement, then he or she is entitled to the value of the performance share units that have vested for completed performance periods, which will be provided to the executive in the form of a cash payment equal to 50% of the value of the performance share units and the other 50% will be in the form of Common Stock. Any performance share units for any performance period that has not been completed are forfeited. If the executive leaves as a result of death, disability or retirement, the executive will receive prorated vesting of performance share units, if earned, for performance periods that have not been completed as of the date of separation, which will be provided to the executive after the end of the performance period in the form of a cash payment equal to 50% of the value of the performance share units and the other 50% will be in the form of Common Stock.

Restricted share units were granted under the LTIP to certain executives in 2014, 2013, and 2012. Those restricted share units vest three years from the date of the grant and then are subject to a two-year holding period. If the executive leaves during the three-year vesting period other than due to death, disability or a change in control, then the restricted share units are forfeited. If the executive leaves during the three-year vesting period due to death, disability or a change in control, then the restricted share units will vest and the executive (or, in the case of death, the applicable recipient) will receive the restricted share units. See Executive Compensation Discussion & Analysis on page [—] for a discussion of restricted share units. In 2012, Mr. Thomas and Mr. Rutherford were also granted a retention award of cash-settled phantom restricted stock units outside of the LTIP that vested in November 2014.

Beginning in 2014, awards under the LTIP have a “double trigger” change in control provision, which means that the vesting of awards will not accelerate upon a change in control unless the acquiring company does not assume the awards or, if they are assumed, the acquiring company terminates the participant’s employment within the 24 month period following the consummation of the change in control other than for cause.

The table below shows the estimated value of the payments under the LTIP for each of the executives and the former executive named in the Summary Compensation Table if they had left the Company on December 31, 2014:

Estimated Payments on Termination

Name	Resignation or Termination by the Company (Other Than by Reason of a Change in Control)(1) (2)	Retirement(3)	Death or Disability(4)

	$	$	$

Peter T. Thomas
Stock Options	-	835,858	835,858
Restricted Shares	-	-	-
Restricted Share Units	1,296,000	-	2,819,837
Performance Share Units	-	2,914,309	2,914,309

Jeffrey L. Rutherford
Stock Options	-	-	446,858
Restricted Shares	-	-	-
Restricted Share Units	-	-	861,840
Performance Share Units	-	-	1,553,957

Mark H. Duesenberg
Stock Options	-	-	366,636
Restricted Shares	-	-	-
Restricted Share Units	-	-	676,512
Performance Share Units	-	-	1,221,874

Ann E. Killian
Stock Options	-	-	293,846
Restricted Shares	-	-	-
Restricted Share Units	-	-	554,688
Performance Share Units	-	-	1,010,338

(1)	Payments for stock options, restricted shares, restricted share units and performance share units upon termination following a change in control are set forth in the Estimated Change in Control Payments table on page [—] below.

(2)	Executives will not receive any payments for stock options in the event of the executive’s resignation or termination by the Company (other than by reason of a change in control) because the executives would not have received accelerated vesting of any stock options. Generally, restricted shares, restricted share units and performance share units are forfeited upon the executive’s resignation or termination by the company (other than by reason of a change in control). However, the terms of the service-based retention grant of 100,000 restricted stock units awarded to Mr. Thomas on December 29, 2014 provide for accelerated vesting if Mr. Thomas is involuntarily terminated without “cause” or if Mr. Thomas terminates his employment for “good reason” (See the Executive Compensation Discussion & Analysis on page [—]).

(3)	The stock option amounts in the retirement column show the value of additional stock options that would have vested for each executive if the executive’s employment had terminated due to retirement and is based on the difference between the closing price of the Company’s Common Stock on December 31, 2014, and the exercise price of in-the-money accelerated stock options. Mr. Thomas is the only officer listed in the table who would have been eligible for accelerated vesting of stock options as he is the only officer who would have been eligible for retirement on December 31, 2014. There is no accelerated vesting of restricted shares and restricted share units upon retirement.

(4)

The stock option amounts in the death or disability column show the value of additional stock options that would have vested for each executive if the executive’s employment had terminated due to disability or death and is based on the difference between the closing price of the Company’s Common Stock on December 31, 2014, and the exercise price of in-the-money accelerated stock options. The restricted share and restricted share unit amounts in this column consist of the restricted shares or restricted share units that are not fully vested on December 31, 2014 which would have received accelerated full vesting upon death or disability on that date. The performance share unit amounts in these columns equal the estimated amounts for the prorated portion of the 2012-2014, 2013-2015, and 2014-2016 performance periods valued using the closing share price of the Company’s Common Stock on December 31, 2014, and assuming that the target performance had been obtained.

Change in Control Payments

Effective January 1, 2009, the Company entered into amended and restated change in control agreements (the “Change in Control Agreements”) with each of Mr. Thomas, Mr. Duesenberg and Ms. Killian. The purpose of these agreements is to reinforce and encourage each officer’s continued attention and dedication to his or her assigned duties without distraction in the face of solicitations by other employers and the potentially disruptive circumstances arising from the possibility of a change in control of the Company.

Effective May 2, 2012, the Company entered into a change in control agreement with Mr. Rutherford, which is substantially similar to the form of change in control agreement between the Company and other officers of the Company described below. However, the Company made the following changes to the change in control agreement entered into with Mr. Rutherford: (a) the agreement uses a revised definition of “Good Reason,” which no longer includes a voluntary resignation during the 90-day period commencing on the first anniversary of the change in control, and (b) the agreement does not provide for an excise tax “gross-up;” but instead, provides Mr. Rutherford with benefits equal to the greater of (i) the payments under the agreement net of any excise taxes; or (ii) $1 less than the amount of payment that would trigger the application of excise taxes under Section 280G of the Code.

In connection with Mr. Thomas’s appointment as the interim President and CEO, the Company agreed to make certain changes to the then-existing change in control agreement. Pursuant to his current change in control agreement, if a change in control of the Company occurs, (a) Mr. Thomas is entitled to a severance payment equal to three times his full year’s compensation (base salary plus bonus at the targeted amount) and continued participation in Ferro’s employee benefit programs for up to 36 months, (b) the agreement uses a definition of “Good Reason,” which does not include a voluntary resignation during the 90-day period commencing on the first anniversary of the change in control, and (c) the agreement does not provide for an excise tax “gross-up;” but instead, provides Mr. Thomas with benefits equal to the greater of (i) the payments under the agreement net of any excise taxes; or (ii) $1 less than the amount of payment that would trigger the application of excise taxes under Section 280G of the Code.

Under the respective Change in Control Agreements, if a change in control of the Company occurs, then the following will happen:

¡¡	If the executive’s employment is terminated for any reason other than by the Company for cause, by reason of the executive’s death or retirement or by the executive without good reason, the Company would be obligated to:

•	Pay the executive a lump sum severance payment equal to two times (three times with respect to Mr. Thomas) the executive’s full-year compensation (base salary plus bonus at the targeted amount) (the “Termination Payment”);

•	Provide the executive with continued participation in Ferro’s employee benefit programs for up to 24 months (36 months with respect to Mr. Thomas), except in the event of the executive’s death;

•	Pay the executive a lump sum amount in cash equal to the pro rata portion of the executive’s annual bonus for the calendar year in which the date of termination occurs (if that termination date occurs in a calendar year following the calendar year in which the change in control occurs);

•	Pay the executive a lump sum amount in cash equal to the sum of (i) the present value of the excess of the benefits that would have been paid or payable to the executive under any defined-benefit retirement plan in which the executive participates had he or she remained employed by Ferro for an additional 24 months (36 months with respect to Mr. Thomas) over the benefits that are payable at the time of termination plus (ii) the contributions that Ferro would have been required to make under any defined-contribution retirement plan over the 24 months (36 months with respect to Mr. Thomas) following termination;

•	Provide the services of an outplacement firm; and

•	Maintain the executive’s indemnification insurance for at least four years.

o	If the executive’s employment is terminated by reason of death, the Company will be obligated to:

•	Pay the executive’s estate a lump sum severance payment equal to the Termination Payment; and

•	Pay the executive’s estate a lump sum amount in cash equal to the pro rata portion of the executive’s annual bonus for the calendar year in which the date of termination occurred.

In addition, within five days after the change in control occurs, the Company will be obligated to pay the executive (or, if applicable, the Executive’s estate) an amount in cash (or stock if necessary for tax reasons related to the change in control) for each grant of performance shares previously awarded to the executive for any performance period that had not expired before the change in control (even if the performance period has not been completed as of the date of the change in control and regardless of whether or not the executive’s employment were terminated).

Finally, with respect to Ms. Killian and Mr. Duesenberg, if any of the foregoing payments is subject to an excise tax, the Company will provide a payment to cover such tax, and with respect to all named executive officers, the Company will pay the fees for tax advice for such named executive officers in connection with determinations and calculations related to excise tax.

These agreements limit the executives’ right to compete against Ferro after the termination of employment for a period of 24 months after the date of termination in normal circumstances and 36 months following the date of termination if all of the following conditions are met:

o	The Company has not terminated the executive’s employment because of disability;

o	The Company provides written notice to the executive not later than two months after the date of termination that the Company elects to impose the additional 12-month period; and

o	The Company pays the executive an aggregate amount equal to the executive’s base salary for the calendar year of the date of termination.

Each Change in Control Agreement also includes a non-disparagement provision that is perpetual.

The table below describes the estimated value of the payments each of the executives named in the Summary Compensation Table would have received if there had been a change in control and the executive’s employment had been terminated as of December 31, 2014 (other than by the Company for cause, by reason of the executive’s death or retirement or by the executive without good reason):

Estimated Change in Control Payments

	Payout Under the 2010 and 2013 Long-Term Incentive Compen- sation Plans plus Vesting Stock Options(1)	Sever- ance(2)	Health & Welfare Benefits(3)	Annual Incentive Plan for 2014 (at target)	Retire- ment Benefits(4)	Out- placement Assistance	D & O Coverage Pre- miums(5)	Tax Advice	Total CIC Value	Excess Parachute Payment and Tax Gross Up(6)	Total
	$	$	$	$	$	$	$	$	$	$	$
Peter T. Thomas	8,429,252	5,190,000	149,494	865,000	660,660	50,000	223,656	5,000	15,573,063	0	15,573,063
Jeffrey L. Rutherford	3,461,372	1,551,001	62,174	305,500	134,910	50,000	223,656	5,000	5,793,613	0	5,793,613
Mark H. Duesenberg	2,733,382	1,242,560	61,615	232,980	129,662	50,000	223,656	5,000	4,678,855	2,047,532	6,726,387
Ann E. Killian	2,235,717	1,139,870	63,905	202,235	118,366	50,000	223,656	5,000	4,038,749	1,633,319	5,672,068

(1)	This column includes the aggregate amounts related to stock options, restricted shares, restricted share units and performance share units. The stock option and restricted stock amounts in this column show the value of additional stock options, restricted share, restricted share units and performance share units that would have vested for each executive if the executive’s employment had terminated due to a change in control and is based on the difference between the closing share price on the NYSE of Common Stock on December 31, 2014 and the exercise price of the in-the-money accelerated stock options.

(2)	The severance payment includes a lump sum payment equal to two times (three times with respect to Mr. Thomas) each executive’s full-year compensation (base salary plus bonus at the target amount).

(3)	The health and welfare benefits amounts equal the estimated value of health and welfare benefit coverage under the applicable Change in Control Agreement.

(4)	The amounts in this column include payments pursuant to the applicable Change in Control Agreement relating to the 401(k) Plan and the Supplemental 401(k) Plan. The amount for Mr. Thomas also includes payments pursuant to his Change in Control Agreement relating to the DB Plan and the Supplemental DB Plan.

(5)	The amounts in this column are based on total estimated future premiums allocated among all covered insureds.

(6)	For Mr. Duesenberg and Ms. Killian, the amounts in this column consist of the payment that would be made by the Company to cover taxes on any excise tax incurred by the executive as a result of the change in control payments made to him or her.

Director Compensation

In 2014, Directors were paid a quarterly retainer of $16,250 ($65,000 per annum) and were awarded 7,600 deferred stock units. The non-employee Directors do not receive a fee for attending meetings unless the total number of meetings a non-employee Director attends in a given year exceeds 24, in which case the non-employee Director would be paid $1,500 for each meeting in excess of 24. The Chairs of the Audit, Compensation and Governance & Nomination Committee were also each paid an additional quarterly fee of $5,000 ($20,000 per annum). The Chair of the Strategy Committee also was paid a quarterly fee in 2014 of $5,000 for the period that the Strategy Committee was in existence. Mr. Lawrence received $45,000 of additional compensation in connection with his service as Chairman of the Board through April 2014. The Lead Director receives an additional quarterly fee of $6,250. Directors’ fees and other compensation for 2014 were:

Directors’ Compensation Table

	Fees			Deferred Stock Units(3)
Name	Paid In Cash(1)	Deferred(2)	Total Fees	Number of Shares of Common Stock	Value(4)	Total Compensation
	$	$	$	Shares	$	$
Richard J. Hipple	92,967	0	92,967	7,600	101,156	194,123
Jennie S. Hwang	65,000	0	65,000	7,600	101,156	166,156
Gregory E. Hyland	95,659	0	95,659	7,600	101,156	196,815
Peter T. Kong	65,000	0	65,000	7,600	101,156	166,156
William B. Lawrence	116,374	0	116,374	7,600	101,156	217,530
David A. Lorber	0	65,000	65,000	7,600	101,156	166,156
Timothy K. Pistell	74,451	0	74,451	7,600	101,156	175,607
Jeffry N. Quinn	65,000	0	65,000	7,600	101,156	166,156
Peter T. Thomas(5)	0	0	0	0	0	0
Ronald P. Vargo	85,000	0	85,000	7,600	101,156	186,156

(1)	Cash retainers are paid in quarterly installments. Mr. Hipple’s payment for the second quarter was prorated based on the date he ceased to be Lead Director. Mr. Hyland’s payment for the second quarter was prorated based on the date that he was appointed Chair of the Governance & Nomination Committee and Lead Director. Mr. Lawrence’s payment for the second quarter was prorated based on the date he ceased to be Chairman of the Board and Chair of the Governance & Nomination Committee. Mr. Pistell’s payment for the second quarter was prorated based on the date the Strategy Committee disbanded and he ceased to be Chair of the Strategy Committee.

(2)	Fees have been deferred pursuant to the deferred compensation program for Directors described below.

(3)	The deferred stock units will be paid out in an equal number of shares of Company. As of December 31, 2014, each Director held an aggregate number of 7,600 deferred stock units.

(4)	The amounts in this column reflect full fair value of the award on the date of the grant, April 25, 2014, and are computed in accordance with FASB ASC Topic 718.

(5)	Mr. Thomas is not paid any additional fees for his services as a Director because he is an employee of the Company.

Directors may defer their fees and Common Stock issuable upon settlement of the deferred stock units into the Ferro Director Deferred Compensation Plan. Amounts so deferred are invested in shares of Common Stock, and dividends, if any, on those shares are reinvested in additional shares of Common Stock. Ferro distributes the shares of Common Stock credited to a Director’s deferred account after he or she ceases to be a Director.

Beginning in 2014, the deferred stock units awarded annually to the Directors vest immediately at the time of the award; however, the deferred stock units are held for the account of each Director and are not converted into shares of Ferro Common Stock until such Director ceases to serve as a Director of the Company. Upon cessation of the Director’s service as a Director, one share of Common Stock will be delivered for each deferred stock unit held. During the period between the vesting of the deferred stock unit and the delivery of the shares of Common Stock, the Director will not be entitled to exercise any voting rights with respect to the shares of Common Stock that correspond to the deferred stock units, but the Director will be entitled to receive a cash payment equivalent to any cash distributions or dividends paid on Common Stock with respect to the deferred stock units during such period.

PROPOSAL TWO: APPROVAL OF AN AMENDMENT TO AMENDED AND RESTATED CODE OF REGULATIONS TO REDUCE THE MINIMUM SIZE OF THE BOARD

After careful consideration, the Board recommends that the Company’s shareholders approve an amendment to the Company’s Code of Regulations, as amended and restated as of April 25, 2014 (the “Regulations”), to reduce the minimum size of the Board to six members (the “Board Size Amendment”) as described below and set forth on Appendix A to this Proxy Statement.

The Board Size Amendment

Article II, Section 1 of the Regulations currently provides that the minimum number of directors elected to the Board shall be not less than nine.

If the Company’s shareholders approve the Board Size Amendment at this meeting, the minimum number of members of the Board would be reduced from nine to six.

Background of the Proposal

The Board of Directors believes that having flexibility to reduce the size of the Board to as few as six directors is in the best interests of the Company. Having such flexibility is consistent with the approach of several companies in Ferro’s self-identified peer group (identified in this Proxy Statement).

Vote Required

Approval by the affirmative vote of the holders of record of shares entitling them to exercise a majority of the voting power of the Company will be required to adopt the amendment to the Regulations so that the minimum number of directors will be reduced to six. Abstentions and broker non-votes will have the same effect as votes against the proposal.

Board Recommendation

The Board of Directors recommends that you vote “FOR” this proposal. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board of Directors’ recommendation.

PROPOSAL THREE: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015

Deloitte & Touche LLP served as independent registered public accounting firm to the Company in 2014 and is expected to be retained to serve in such capacity in 2015. The Board of Directors has directed that management submit the selection of the independent registered public accounting firm for ratification by the shareholders at the 2015 Annual Meeting.

Shareholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is not required by the Company’s Code of Regulations or otherwise. However, the Board of Directors is submitting the selection of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain the firm. In such event, the Audit Committee may retain Deloitte & Touche LLP, notwithstanding that the shareholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to the shareholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Vote Required for Approval

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote is required for approval. Abstentions will have the same effect as votes against the proposal.

Board Recommendation

The Board of Directors recommends that you vote “FOR” the ratification of Deloitte & Touche LLP as the independent registered public accounting firm for the year ending December 31, 2015. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board’s recommendation.

OTHER INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM INFORMATION

Appointment of Independent Registered Public Accounting Firm

The Audit Committee has sole responsibility for appointing the Company’s independent registered public accounting firm, but will consider the outcome of the shareholder vote on ratification of any appointment.

Deloitte & Touche LLP has served as the Company’s independent registered public accounting firm since 2006 and is expected to continue as Ferro’s auditors for the year 2015. In accordance with its responsibilities under its charter and the NYSE listing standards, the Audit Committee will assess periodically the advisability of rotating audit firms for audits in future years. Representatives of Deloitte & Touche LLP will attend the 2015 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees

The Audit Committee has sole responsibility, in consultation with management, for approving the terms and fees for the engagement of the independent registered public accounting firm for audits of Ferro’s financial statements and internal control over financial reporting. In addition, the Audit

Committee has sole responsibility for determining whether and under what circumstances Ferro’s independent registered public accounting firm may be engaged to perform audit-related and non-audit services and must pre-approve any audit-related and non-audit services performed by the independent registered public accounting firm consistent with applicable regulations. Under no circumstance is the Company’s independent registered public accounting firm permitted to perform services of the nature described in Section 201 of the Sarbanes-Oxley Act.

For the years ended December 31, 2014 and 2013, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates billed or will bill the Company fees as follows:

Year	Audit Fees	Audit-Related Fees	Tax Fees	All Other Services
2014	$3,066,000	$17,000	$1,771,000	$15,000
2013	$3,476,000	$1,000	$1,248,000	$15,000

Fees noted in “Audit Fees” in 2014 and 2013 represent fees for the audits of the annual consolidated financial statements and internal control over financial reporting as of and for the years ending December 31, 2014 and 2013; and reviews of the interim financial statements included in quarterly reports and services normally provided by the independent registered public accounting firm in connection with statutory filings.

Fees noted in “Audit-Related” in 2014 represent an international capital certification report generally performed by local statutory auditors.

Fees noted in “Tax Fees” in 2014 represent tax compliance services, primarily related to international transfer pricing and value-added and payroll tax services, of $104,000 and tax planning services, related primarily to international tax consulting of $1,667,000. Fees in 2013 represent tax compliance services, primarily related to transfer pricing and payroll taxes, of $116,000 and tax planning services, primarily related to international tax consulting, of $1,132,000.

Fees noted in “All Other Services” in 2014 and 2013 represent fees for access to accounting research databases.

The Audit Committee has approved all non-audit services described above and has concluded that the provision of these non-audit services is compatible with maintaining Deloitte & Touche LLP’s independence.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with Ferro’s management and Deloitte & Touche LLP, Ferro’s independent registered public accounting firm, the audited financial statements of the Company for the fiscal year ended December 31, 2014. The Audit Committee has also discussed with Deloitte & Touche LLP all matters required by the Public Company Accounting Oversight Board Auditing Standards No. 16, Communications with Audit Committee. The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the communications of Deloitte & Touche LLP concerning independence and has discussed with Deloitte & Touche LLP their independence.

Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in Ferro’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Ronald P. Vargo, Chair

Dr. Jennie S. Hwang

Peter T. Kong

Timothy K. Pistell

PROPOSAL FOUR: ADVISORY VOTE ON EXECUTIVE COMPENSATION

As described in detail under the heading “Executive Compensation Discussion & Analysis” and in the compensation tables and narrative disclosures that accompany the compensation tables, the Company’s compensation program for the named executive officers is designed to attract, motivate and retain talented executives who will provide leadership for the Company’s success. Under this program, the named executive officers are rewarded for individual and collective contributions to the Company consistent with a “pay for performance” orientation. Furthermore, the executive officer compensation program is aligned with the nature and dynamics of the Company’s business, which focuses management on achieving the Company’s annual and long-term business strategies and objectives. The Compensation Committee regularly reviews the executive compensation program to ensure that it achieves the desired goals of emphasizing long-term value creation and aligning the interests of management and shareholders through the use of equity-based awards. At our 2014 Annual Meeting of Shareholders, our shareholders expressed their support of our executive compensation policies and practices in our non-binding advisory vote on the executive compensation, with approximately 95% of the votes cast approving the executive compensation of our named executive officers. The Board of Directors has currently determined to hold the advisory vote on executive compensation each year, meaning that after the 2015 Annual Meeting of Shareholders, the next advisory vote on executive compensation will be held at the 2016 Annual Meeting of Shareholders.

The Company is asking the shareholders to indicate their support for the Company’s named executive officer compensation as described in this Proxy Statement. Accordingly, the Company asks the shareholders to vote “FOR” the following resolution at the 2015 Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Shareholders, including the Compensation Discussion & Analysis, the Summary Compensation Table and the other related tables and disclosure.”

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Vote Required

Although the vote is non-binding, the Company will consider the affirmative vote of a majority of the votes cast on the proposal as approval of the compensation of the Company’s named executive officers. Abstentions and broker non-votes will not be considered votes cast on the proposal and will not have a positive or negative effect on the outcome of this proposal.

Board Recommendation

The Board of Directors recommends a vote “FOR” the proposal to approve the compensation of the Company’s named executive officers. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board’s recommendation.

PROPOSAL FIVE: SHAREHOLDER PROPOSAL

Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021, has advised the Company that he intends to submit a proposal to a vote of shareholders at the 2015 Annual Meeting. The proposal and the shareholder’s statement in support thereof are set forth below. If properly presented, this proposal will be voted on at the 2015 Annual Meeting. The Company undertakes to provide the number of voting securities held by Mr. Steiner to any shareholder promptly upon receiving an oral or written request therefor.

The Board disclaims any responsibility for the content of the proposal and statement in support, which are presented in the form received from the shareholder. For the reasons set forth following the proposal, the Board recommends a vote “AGAINST” this proposal.

Shareholder Proposal and Shareholder’s Supporting Statement

Proposal 5 – Reincorporate in Delaware

RESOLVED, that shareholders urge the board of directors to take the necessary steps (excluding those that may be taken only by shareholders) to change our company’s jurisdiction of incorporation to Delaware.

Our company is incorporated in Ohio which is less shareholder-friendly than Delaware. Delaware incorporation would benefit Ferro shareholders.

GMI Ratings, an independent investment research firm said Ohio favors management rights and provides shareholders with a poor level of control. Ohio law contains multiple provisions which protect management from hostile takeovers, further diminishing shareholder interests.

Ohio law requires a higher threshold requirement than Delaware for shareholders to call a special meeting – a more challenging 25% for Ohio vs. 10% for Delaware. Ohio then denies shareholders the right to act by written consent. Ohio denies shareholders the right to amend company bylaws, a right that is granted by most U.S. States.

Ohio requires shareholders to show criminal action to remove a Director on a classified board. Ohio does not require a director to attain a majority vote in an uncontested election in order to be elected.

Ohio has a Business Combination provision that may place a holding duration or super-majority shareholder approval requirement upon shareholders interested in acquiring further shares. Shareholders wishing to secure a large stake in company stock are also limited by Ohio’s Control Share Acquisition Provision. Once a shareholder reaches a certain threshold of stock ownership, all further shares acquired are denied voting rights.

Ohio also has an Other Constituency Provision that provides management with an additional defense against takeovers by allowing directors to dispense of their fiduciary duty to shareholders when evaluating tender offers.

Please vote to enhance shareholder value:

Reincorporate in Delaware – Proposal 5

Board of Directors’ Statement Regarding the Shareholder Proposal

After careful consideration, the Board recommends that you vote “AGAINST” the shareholder proposal.

The proponent contends that the Company should take the steps necessary to change the Company’s jurisdiction of incorporation from Ohio to Delaware because Ohio is “less shareholder-friendly” than Delaware. The proponent offers no valid basis for such contention. The proposal ignores the fact that Ohio law, along with the Company’s articles of incorporation, bylaws and corporate governance practices, affords substantial rights and protections to the Company’s shareholders—in some cases greater than those provided by Delaware law. The proposal also ignores the fact that the Board regularly reviews the Company’s corporate governance practices and has recently adopted a number of “shareholder-friendly” governance enhancements. For example, the Company has opted out of the Ohio Control Share Acquisition Act and, as discussed in this proxy statement, is in the process of declassifying the Board. Additionally, the operational distraction and expense involved in reincorporating the Company in Delaware would far outweigh any perceived benefits of such endeavor.

a. The proponent advanced no valid reason for changing the Company’s state of incorporation.

We believe that the assertions the proponent makes to support his contention that Delaware law is more shareholder-friendly than Ohio law are unfounded, as explained below:

•	Contrary to the position of the proponent, Ohio law in fact does permit shareholders to adopt, amend or repeal a company’s regulations and, pursuant to the Company’s regulations, shareholders of the Company have the power to amend the regulations either by a majority vote at a shareholder meeting or by the approval of a majority of the voting power of the Company acting by written consent. Furthermore, both Ohio and Delaware law permit a company’s board of directors to amend regulations, but Ohio law imposes specific limitations on a board’s power to do so that do not exist under Delaware law.

•	Contrary to the position of the proponent, Ohio law requires directors of Ohio companies to act consistent with their fiduciary duties when evaluating tender offers—Ohio law expressly requires that directors define appropriate procedures consistent with their fiduciary duties for evaluating tender offers if applicable law or the corporation’s organizational documents do not mandate specific meeting procedures.

•	Contrary to the position of the proponent regarding the percentage of shareholders required to call a special meeting, Delaware law again is actually less protective of shareholders. Under Ohio law, companies may specify the percentage of shareholders needed to call a special meeting but only up to 50% of the company’s voting power—Delaware has no cap on the maximum percentage.

•	Contrary to the position of the proponent, Ohio law explicitly permits shareholders to act by written consent, just as in Delaware.

•	Contrary to the position of the proponent, there is no basis in Ohio law for the proponent to argue that shareholders are required to show criminal action to remove a director from a classified board. In actuality, the Company’s regulations permit shareholders to remove directors for cause by a majority vote.

•	Contrary to the position of the proponent, while it is true that directors of Ohio companies do not have to obtain a majority vote in uncontested director elections, neither do directors of Delaware companies. Moreover, the Company has adopted a Majority Voting Policy whereby a nominee in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election is expected to tender his or her resignation as a director promptly following the certification of the election results.

•	Finally, contrary to the position of the proponent and as mentioned above, the Company has opted out of the Ohio Control Share Acquisition Act, so this statute has no bearing on the Company’s circumstances.

b. The Company’s management and resources should remain dedicated to executing our value creation strategy, rather than being diverted to reincorporating the Company in Delaware.

Changing the Company’s state of incorporation from Ohio to Delaware would entail a costly and time-consuming process. This process would divert the time and attention of our management from running the business and continuing to execute our value creation strategy. Among other things, reincorporation would require the Company to research and become familiar with operating under a new body of law, identify and review contracts, leases, permits and other documents for possible restrictions on assignment and other affected provisions, consider changes in taxes or fees that might result, obtain consents or provide notices to the shareholders, third parties, regulatory agencies and lenders, and complete any administrative efforts required in connection with reincorporating. Additionally, Delaware imposes an annual franchise tax of $180,000 on Delaware companies—Ohio has no analogous requirement. Requesting the Company to spend an additional $180,000 annually just to conduct its operations further shows the thoughtlessness of the proponent’s request. Simply stated, the Company’s purpose is to remain focused on creating value for the economic benefit of its shareholders. Reincorporating in Delaware would not serve that purpose.

Vote Required

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote is required for approval of the proposal. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered shares present and entitled to vote on the proposal and will not have a positive or negative effect on the outcome of this proposal.

Board Recommendation

The Board of Directors recommends that you vote “AGAINST” this proposal. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board of Directors’ recommendation.

SHAREHOLDER PROPOSALS FOR

THE 2016 ANNUAL MEETING

Any shareholder who intends to present a proposal at the 2016 Annual Meeting and who wishes to have the proposal included in Ferro’s proxy statement and form of proxy for that meeting must deliver the proposal to the Company at our headquarters at 6060 Parkland Boulevard, Suite 250, Mayfield Heights, Ohio 44124, not later than November 20, 2015, and must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the advance notice provisions in the Regulations. These provisions require a shareholder to provide certain information required by the Regulations with respect to each proposal, including (a) a description of the business to be brought before the meeting and the text of the proposal, (b) the shareholder’s reasons for conducting the business at the meeting, (c) biographical and share ownership information of the shareholder (and certain affiliates), and (d) descriptions of any material interests of the shareholder (and certain affiliates) in the proposed business and any arrangements between the shareholder (and certain affiliates) and another person or entity with respect to the proposed business.

Any shareholder who intends to present a proposal at the 2016 Annual Meeting other than for inclusion in Ferro’s proxy statement and form of proxy must comply with the advance notice provisions in the Regulations. In addition, these provisions require that such shareholder deliver the proposal to Ferro at our headquarters at 6060 Parkland Boulevard, Suite 250, Mayfield Heights, Ohio 44124, not less than ninety nor more than one hundred twenty calendar days prior to the first anniversary date of the preceding year’s annual meeting. Otherwise, such proposal will be untimely. Based on the current date of the 2015 Annual Meeting, a proposal for the 2016 Annual Meeting must be delivered no earlier than December 26, 2015 and no later than January 25, 2016 to be timely. Ferro reserves the right to exercise discretionary voting authority on the proposal if a shareholder submits the proposal earlier than December 26, 2015 or later than January 25, 2016.

MISCELLANEOUS

Ferro will bear the cost of preparing and mailing this statement, with the accompanying proxy and other instruments. Ferro will also pay the standard charges and expenses of brokerage houses, or other nominees or fiduciaries, for forwarding such instruments to and obtaining proxies from security holders and beneficiaries for whose account they hold registered title to Ferro shares. Directors, officers and other employees of Ferro, acting on its behalf, may also solicit proxies, for which they will not receive any additional compensation. Additionally, Innisfree M&A Incorporated, 501 Madison Avenue, New York, New York 10022, (“Innisfree”) has been retained at an estimated cost not to exceed [$—] plus customary costs and expenses, to aid in the solicitation of proxies for the 2015 Annual Meeting. Proxies may be solicited personally, by mail, by telephone, by email or via the Internet. This Proxy Statement and the accompanying proxy will be sent to shareholders by mail on or about March 19, 2015.

The Company knows of no other matters to be submitted to the shareholders at the 2015 Annual Meeting. If any other matters properly come before the shareholders at the 2015 Annual Meeting or any adjournments or postponements thereof, it is the intention of the persons named in the proxies to vote the shares represented thereby on such matters in accordance with their best judgment.

FERRO CORPORATION

By:     MARK H. DUESENBERG,

      Secretary

March 19, 2015

Appendix A

AMENDMENT TO THE FERRO CORPORATION AMENDED AND RESTATED CODE OF REGULATIONS

If the amendment to the Regulations is adopted, Section 1 of Article II of the Regulations will be amended as follows (additions are underlined, deletions are struck out):

Section 1. Number. The number of directors shall not be less than ~~nine~~ six nor more than fifteen as may be determined by the approval of a majority of votes cast by shareholders at any annual meeting, and when so fixed such number shall continue to be the authorized number of directors until changed by the shareholders by vote as aforesaid or by the directors as hereinafter provided. For purposes of the foregoing, an abstention shall not represent a vote cast. In addition to the authority of the shareholders to fix or change the number of directors, the directors, by majority vote of the directors then in office, (i) may change the number of directors, provided that in no event may the directors fix the number of directors at less than ~~nine~~ six nor more than fifteen and (ii) may fill any director’s office that is created by an increase in the number of directors.

A-1

Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting of Shareholders of Ferro Corporation to Be Held on April 24, 2015:

This Proxy Statement and annual report to security holders are available at

[http://phx.corporate-ir.net/phoenix.zhtml?c=73886&p=proxy].

Note

Under rules of the Securities Exchange Commission, to minimize mailing costs we are permitted to send a single set of annual reports and proxy statements to any household at which two or more shareholders reside if they appear to be members of the same family. A number of brokerage firms have also instituted this practice with respect to the delivery of documents to shareholders residing at the same address. With this practice, however, each shareholder continues to receive a separate proxy card for voting. Any shareholder affected by this practice who desires to receive multiple copies of annual reports and proxy statements in the future may write or call Investor Relations at 6060 Parkland Boulevard, Suite 250, Mayfield Heights, Ohio 44124, Attention: Investor Relations, telephone 216.875.5400.

IMPORTANT ANNUAL MEETING INFORMATION

ENDORSEMENT LINE SACKPACK

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MR A SAMPLE

DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 a.m., EST, on April 23, 2015.

Vote by Internet

• Go to www.investorvote.com/FOE

• Or scan the QR code with your smartphone

• Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

X

Annual Meeting Proxy Card

1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals

The Board of Directors recommends a vote FOR all the nominees listed, FOR proposals 2, 3 and 4, and AGAINST proposal 5.

1. ELECTION OF DIRECTORS

01 - Richard J. Hipple

04 - Peter T. Kong

For Withhold

02 - Gregory E. Hyland

05 - Timothy K. Pistell

For Withhold

03 - Jennie S. Hwang, Ph.D.

06 - Peter T. Thomas

For Withhold

+

2. Management Proposal regarding a change to the minimum size of the Board of Directors.

Approval, in a non-binding advisory vote, of the compensation for named executive officers.

For Against Abstain

For Against Abstain

Ratification of the appointment of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm.

If properly presented, a shareholder proposal.

For Against Abstain

For Against Abstain

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. A proxy given by a corporation should be signed in the corporate name by the chairman of its board of directors, its president, vice president, secretary, or treasurer.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 J N T

1UP X 2333131

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders you can be sure your shares are represented at the meeting by promptly returning your vote.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Ferro Corporation

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on April 24, 2015

The undersigned shareholder of Ferro Corporation hereby appoints Mark H. Duesenberg, Ann E. Killian and Jeffrey L. Rutherford, and each of them, the proxies of the undersigned, with full power of substitution to vote the shares of the undersigned at the 2015 Annual Meeting of Shareholders of the Corporation and any adjournment thereof upon the proposals on the reverse side.

Please indicate how you wish your shares to be voted. Unless otherwise indicated, the proxies will vote FOR the election as Directors of all nominees, FOR Proposals 2, 3 and 4, and AGAINST Proposal 5.

IMPORTANT NOTICE TO PARTICIPANTS IN THE FERRO CORPORATION SAVINGS AND STOCK OWNERSHIP PLAN

As a participant in the Ferro Corporation Savings and Stock Ownership Plan (the “Plan”), you have the right to instruct JPMorgan Chase Bank, as Trustee, to vote the shares allocated to your Plan account, as specified on the reverse side. If no instructions are given or if your voting instructions are not received on or before 10:00 am EST on April 22, 2015, the Trustee will vote the uninstructed shares in the same proportion in which it has received voting instructions.

IMPORTANT — THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 020V6B 1 U PX + q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Annual Meeting Proxy Card . B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. A proxy given by a corporation should be signed in the corporate name by the chairman of its board of directors, its president, vice president, secretary, or treasurer. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR proposals 2, 3 and 4, and AGAINST proposal 5. For Against Abstain For Against Abstain 01 - Richard J. Hipple 02 - Gregory E. Hyland 03 - Jennie S. Hwang, Ph.D. 1. ELECTION OF DIRECTORS For Withhold For Withhold For Withhold IMPORTANT ANNUAL MEETING INFORMATION 3. Ratification of the appointment of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm. 4. Approval, in a non-binding advisory vote, of the 5. If properly presented, a shareholder proposal. compensation for named executive officers. For Against Abstain For Against Abstain 2. Management Proposal regarding a change to the minimum size of the Board of Directors. 04 - Peter T. Kong 05 - Timothy K. Pistell 06 - Peter T. Thomas MMMMMMMMMMMM 2 3 3 3 1 3 2 MMMMMMMMM

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. . This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on April 24, 2015 The undersigned shareholder of Ferro Corporation hereby appoints Mark H. Duesenberg, Ann E. Killian and Jeffrey L. Rutherford, and each of them, the proxies of the undersigned, with full power of substitution to vote the shares of the undersigned at the 2015 Annual Meeting of Shareholders of the Corporation and any adjournment thereof upon the proposals on the reverse side. Please indicate how you wish your shares to be voted. Unless otherwise indicated, the proxies will vote FOR the election as Directors of all nominees, FOR Proposals 2, 3 and 4, and AGAINST Proposal 5. IMPORTANT NOTICE TO PARTICIPANTS IN THE FERRO CORPORATION SAVINGS AND STOCK OWNERSHIP PLAN As a participant in the Ferro Corporation Savings and Stock Ownership Plan (the “Plan”), you have the right to instruct JPMorgan Chase Bank, as Trustee, to vote the shares allocated to your Plan account, as specified on the reverse side. If no instructions are given or if your voting instructions are not received on or before 10:00 am EST on April 22, 2015, the Trustee will vote the uninstructed shares in the same proportion in which it has received voting instructions. IMPORTANT — THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE Proxy — Ferro Corporation